Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

among

NEWS CORPORATION,

NEW NEWS CORPORATION

and

NEWS CORP HOLDINGS UK & IRELAND

Dated as of June 28, 2013

i

ii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of June 28, 2013 by and among News Corporation, a Delaware corporation (“Remainco”), New Newscorp Inc, a Delaware corporation and a wholly owned subsidiary of Remainco (“New News Corporation”) and, solely for the purposes of Sections 4.06, 9.08 and 9.09 hereof, News Corp Holdings UK & Ireland, a U.K. unlimited company (“NCH,” and, together with Remainco and New News Corporation, each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Board of Directors of Remainco has determined that it is in the best interests of Remainco and its stockholders to separate the Separated Business (as defined below) and the Remainco Business (as defined below) into two independent publicly traded companies (the “Separation”), on the terms of this Agreement and the Ancillary Agreements and subject to the conditions set forth in this Agreement, in order to, among other things, (i) allow each company to focus on and pursue distinct strategic priorities and industry-specific opportunities that would maximize each company’s long-term potential; (ii) allow each company to benefit from greater financial and operational flexibility and better positioning the companies to compete; (iii) allow the companies to each respond and react more quickly to rapidly-evolving technology and global market opportunities; (iv) provide investors in each company with a more targeted investment opportunity, each with different inherent values, including different financial and operational structures; and (v) allow the companies to tailor their capital structures, allocate and deploy resources and implement compensation plans in a manner consistent with strategic objectives that best enhance value for their respective stockholder groups;

WHEREAS, to further effect the Separation, New News Corporation intends to obtain and retain ownership and possession of all Separated Assets (as defined below) and Remainco intends to retain ownership and possession of all Remainco Assets (as defined below);

WHEREAS, except as specifically otherwise set forth herein, to further effect the Separation, New News Corporation intends to assume sole liability for all Separated Liabilities (as defined below) and Remainco intends to retain sole liability for all Remainco Liabilities (as defined below);

WHEREAS, Remainco intends to distribute to the holders of issued and outstanding shares of (i) Class A common stock, par value $0.01 per share, of Remainco (the “Class A Remainco Common Stock”), and (ii) Class B common stock, par value $0.01 per share, of Remainco (the “Class B Remainco Common Stock” and, together with the Class A Remainco Common Stock, the “Remainco Common Stock”), as of the Record Date (as defined below), by means of a pro rata dividend, 100% of the issued and outstanding shares of (x) Class A common stock, par value $0.01 per share, of New News Corporation, and the associated preferred stock purchase right (the “Class A New News Corporation Common Stock”) and (y) Class B common stock, par value $0.01 per share, of New News Corporation, and the associated preferred stock purchase right (the “Class B New News Corporation Common Stock” and, together with the Class A New News Corporation Common Stock, the “New News Corporation

Common Stock”) on the basis of one share of Class A New News Corporation Common Stock for every four then issued and outstanding shares of Class A Remainco Common Stock and one share of Class B New News Corporation Common Stock for every four then issued and outstanding shares of Class B Remainco Common Stock (the “Distribution”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the treatment, in connection with the Distribution, of any outstanding Remainco stock options, performance stock units, restricted stock units or other types of awards will be as specified in the Employee Matters Agreement (as defined below);

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Separation and Distribution and the other transactions contemplated in the Internal Reorganization are treated in the manner described as the Intended Tax Treatment (as such term is defined in the Tax Sharing and Indemnification Agreement);

WHEREAS, it is the intention of the Parties that, for Australian tax purposes (i) no part of the Distribution will be a dividend; and (ii) the Commissioner of Taxation will not make a determination under either section 45A or 45B to deem all or part of the Distribution to be an unfranked dividend;

WHEREAS, (i) the Board of Directors of Remainco has (x) determined that the Separation, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Remainco and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the Board of Directors of New News Corporation has approved this Agreement and each of the Ancillary Agreements (to the extent New News Corporation is a party thereto); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements relating to the relationship of Remainco and New News Corporation and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, subpoena, proceeding or investigation by or before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group, including by reason of having one or more directors or officers in common. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise.

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“Applicable Rate” shall mean a rate per annum equal, at the time of determination, to the sum of (i) the Prime Rate and (ii) two percent (2%).

“Ancillary Agreements” means all of the written contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Employee Matters Agreement, the Tax Sharing and Indemnification Agreement, the Transition Services Agreement and any other agreement to be entered into by and between Remainco (or any Subsidiary of Remainco) and New News Corporation (or any Subsidiary of New News Corporation) at, prior to or after the Distribution Date in connection with the Separation or Distribution.

“Arbitral Tribunal” has the meaning assigned to such term in Section 9.08.

“ASIC” means the Australian Securities and Investments Commission.

“Asset” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all of the property, claims, Contracts, businesses or assets (including goodwill), whether real, personal or mixed, tangible or intangible of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated (including in the possession of vendors or other third parties or elsewhere) and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“ASX” means the Australian Securities Exchange.

“ASX Adjustment” means, the positive or negative difference of (i) AUD3,570,775 (such amount representing the estimated ASX filing fee) minus the finally determined amount with respect to the ASX filing fee, as invoiced by ASX to New News Corporation, such amount being adjusted for US dollars as of 6/28/13, with such adjustment being calculated consistently with the historical practices, including with respect to accounting and foreign currency translation, used by Remainco in calculating its consolidated balance sheet.

“ATO” means the Australian Taxation Office.

“Balance Sheet” means the unaudited pro forma combined balance sheet of New News Corporation, including the notes thereto, as of March 31, 2013, as set forth in the Information Statement.

“Business” means the Separated Business and/or the Remainco Business, as the context requires.

“By-laws” means the Amended and Restated By-laws of New News Corporation substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be may be made by Remainco, in its sole discretion.

“Cash Adjustment” has the meaning assigned to such term in Section 2.03(d).

“Cash Amounts” has the meaning assigned to such term in Section 2.03(a)(ii).

“Cash Contribution” has the meaning assigned to such term in Section 2.02(i).

“Cash Equivalents” shall mean (i) cash and (ii) marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts.

“CDI” means, in respect of any Remainco Common Stock (comprising either Class A Remainco Common Stock or Class B Remainco Common Stock) or New News Corporation Common Stock (comprising either Class A New News Corporation Common Stock or Class B New News Corporation Common Stock), a CHESS Depository Interest (being a unit of beneficial ownership) in respect of that common stock.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of New News Corporation substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be made by Remainco, in its sole discretion.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and to any Governmental Authority.

“Contract” shall mean any contract, agreement, lease, license, instrument or other commitment, whether or not written, that is binding on any Person or entity or any part of its property under applicable Law.

“Copyrights” means all copyrights and copyrightable subject matter.

“Class A New News Corporation Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Class A Remainco Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Class B New News Corporation Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Class B Remainco Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Currency Adjustment” has the meaning assigned to such term in Section 2.03(c)(i).

“D&O Policies” has the meaning assigned to such term in Section 5.03(c).

“Decision on Interim Relief” has the meaning assigned to such term in Section 9.08.

“Delayed Transfer Asset or Liability” has the meaning assigned to such term in Section 2.02(b).

“Dispute” has the meaning assigned to such term in Section 9.08.

“Distribution” has the meaning assigned to such term in the Recitals hereto.

“Distribution Agent” means Computershare Trust Company, N.A.

“Distribution Agent Agreement” has the meaning assigned to such term in Section 3.01(b).

“Distribution Date” means June 28, 2013, which is the date on which the Distribution shall be effected, as determined by the Board of Directors of Remainco.

“Employee Matters Agreement” means the employee matters agreement to be entered into by and between Remainco and New News Corporation, substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be agreed to by the Parties.

“Environmental Laws” means all Laws, including all judicial and administrative orders, determinations, and consent agreements or decrees, relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Substances, including Laws relating to: (i) the exposure to, or presence, release or threatened release of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, release, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, in each case enacted on the date of this Agreement (regardless of whether the compliance date relating thereto is before or after the Distribution).

“Environmental Liabilities” means any Liabilities, arising out of or resulting from any Environmental Law, Contract or agreement relating to the environment, Hazardous Substances or human exposure to Hazardous Substances, including (a) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) and (c) responsibility for any investigation, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen.

“Estimated Cash Amount” has the meaning assigned to such term in Section 2.03(a)(i).

“Estimated Cash Amount Statement” has the meaning assigned to such term in Section 2.03(a)(i).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FCC” means the Federal Communications Commission or any successor agency.

“FCC Broadcast Ownership Rules” means any federal statute, including, without limitation, Section 202 of the Telecommunications Act of 1996, as amended, or FCC rule, including, without limitation, 47 C.F.R. § 73.658(g) and § 73.3555, that limits, directly or indirectly, the ownership or control of radio broadcast stations, television broadcast stations, newspapers and/or television broadcast networks, as currently in effect and as may hereafter be amended or become effective from time to time, and any FCC policy or decision implementing, interpreting or modifying such statute or rule.

“FCC Ownership Interest” has the meaning assigned to such term in Section 5.09(a).

“FCC MVPD Interest” has the meaning assigned to such term in Section 5.09(b).

“FCC Program Access Rules” means any federal statute, including, without limitation, 47 U.S.C. § 548, or FCC rule, including, without limitation, 47 C.F.R. Part 76, regulating contractual relationships between programming vendors and Multichannel Video Programming Distributors (as defined by the FCC), as currently in effect and as may hereafter be amended or become effective from time to time, and any FCC policy or decision implementing, interpreting or modifying such statute or rule.

“Final Adjusted Cash Amount” has the meaning assigned to such term in Section 2.03(c).

“Final Cash Amount” has the meaning assigned to such term in Section 2.03(a)(vi).

“Final Transaction Expenses Amount” has the meaning assigned to such term in Section 2.03(b)(iv).

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the ASIC, the ASX, the ATO and NASDAQ.

“Group” means the Remainco Group and/or the New News Corporation Group, as the context requires.

“Guaranty Obligation” has the meaning assigned to such term in Section 2.02(f).

“Hazardous Substances” means all materials, wastes, chemicals or substances (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under Environmental Law.

“ICC” has the meaning assigned to such term in Section 9.08.

“ICC Court” has the meaning assigned to such term in Section 9.08.

“ICC Ruling” has the meaning assigned to such term in Section 9.08.

“Indemnified Party” has the meaning assigned to such term in Section 4.03.

“Indemnifying Party” means New News Corporation, for any indemnification obligation arising under Section 4.02, and Remainco, for any indemnification obligation arising under Section 4.03.

“Independent Accounting Firm” means Ernst & Young LLP, or if such firm is not available or is unwilling to serve, then a mutually acceptable expert in public accounting upon which New News Corporation and Remainco mutually agree.

“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including confidential or non-public information (including non-public financial information), proprietary information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, processes, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, methodologies, prototypes, samples, flow charts, data, computer data, information contained in disks, diskettes, tapes, computer programs or other Software, marketing plans, customer data, communications by or to attorneys (including attorney work product), memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Information Statement” means the information statement of New News Corporation, included as Exhibit 99.1 to the Registration Statement, to be distributed to holders of Remainco Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Initial New News Corporation Capital Stock” has the meaning assigned to such term in Section 2.01.

“Intellectual Property” means all intellectual property and other similar proprietary rights of every kind and description throughout the world, whether registered or unregistered, including such rights in and to U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, trade names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, certificates of invention, certificates of registration, design registrations or patents and similar rights (collectively, “Patents”); (iii) rights in inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) Copyrights; (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), proprietary rights in Information, and rights to limit the use or disclosure of any of the foregoing by any Person; (vi) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, application programming interfaces, compilations and data, technology supporting the foregoing, and all documentation and specifications related to any of the foregoing (collectively, “Software”); (vii) domain names, uniform resource locators, and usernames, account names and identifiers (whether textual, graphic, pictorial or otherwise), and sub-domain names and personal URL’s used or acquired in connection with a third-party website; (viii) moral rights and rights of attribution and integrity; (ix) rights of publicity, privacy, and rights to personal information; (x) all rights in the foregoing and in other similar intangible assets; (xi) all applications and registrations for the foregoing; and (x) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“Intercompany Agreement” means any agreement, arrangement, commitment or understanding, whether or not in writing, between or among any member of the New News Corporation Group, on the one hand, and any member of the Remainco Group, on the other hand. Notwithstanding the foregoing, none of this Agreement or the Ancillary Agreements and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties or any member of the New News Corporation Group and any member of the Remainco Group shall be an Intercompany Agreement.

“Interim Relief” has the meaning assigned to such term in Section 9.08.

“Internal Reorganization” means all of the transactions, other than the Distribution, described in the document entitled “Detailed Transaction Steps” delivered by Remainco to New News Corporation.

“Inter-Group Indebtedness” means any intercompany receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the Remainco Group and a member of the New News Corporation Group as of the Distribution; provided, that “Inter-Group Indebtedness” shall not include any contingent Liabilities and accounts payable arising pursuant to (i) any Intercompany Agreement that will survive the Internal Reorganization and Distribution, (ii) the Ancillary Agreements, (iii) any agreements with respect to continuing transactions between Remainco and New News Corporation and (iv) any other agreements entered into in the ordinary course of business at or following the Distribution.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“Lease Obligation” has the meaning assigned to such term in Section 2.02(j).

“Liabilities” means all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, reserved or unreserved, liquidated or unliquidated, foreseen or unforeseen, on or off balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law (including any Environmental Law), or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any Contract, agreement, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

“Loss” means any claim, demand, complaint, damage (including indirect, punitive, exemplary, special and consequential damages (including loss of profits or revenue)), loss, Liability, cost or expense, including fees and expenses of counsel, whether or not arising out of, relating to or in connection with any Action.

“Media Company Interest” means a direct or indirect ownership, managerial or other interest in a radio broadcast station, television broadcast station, television broadcast network or newspaper that is “cognizable” or “attributable” for purposes of one or more of the FCC Broadcast Ownership Rules.

“Misdirected Invoice” has the meaning assigned to such term in Section 5.06(b).

“Misdirected New News Corporation Payments” means the amount of any customer payments that relate to accounts receivable of any member of the New News Corporation Group received by any member of the Remainco Group after the Distribution Date, plus the amount of any customer set-off with regards to such payments that relates to any Remainco payables to such customer.

“Misdirected Remainco Payments” means the amount of customer payments that relate to accounts receivable of any member of the Remainco Group received by any member of the New News Corporation Group after the Distribution Date, plus the amount of any customer set-off with regards to such payments that relates to any New News Corporation payables to such customer.

“Mixed Accounts” has the meaning assigned to such term in Section 2.02(g)(ii).

“Mixed Contract” has the meaning assigned to such term in Section 2.02(g)(i).

“NASDAQ” means the NASDAQ Global Select Market.

“NCH” has the meaning assigned to such term in the Preamble hereto.

“NCH Amounts” has the meaning assigned to such term in Section 4.06(a).

“New News Corporation” has the meaning assigned to such term in the Preamble hereto.

“New News Corporation Amounts” has the meaning assigned to such term in Section 4.06(a).

“New News Corporation Benefit Plans” has the meaning assigned to such term in the Employee Matters Agreement.

“New News Corporation Common Stock” has the meaning assigned to such term in the Recitals hereto.

“New News Corporation Group” means New News Corporation and each of its Subsidiaries and Affiliates after giving effect to the Internal Reorganization, including the entities listed on Schedule 1.01(a), and any corporation or entity that may become part of such Group from time to time, provided that for the purposes of Section 4.11(a), the term “Affiliates” as used in this definition shall be limited to entities and shall not include any natural persons.

“New News Corporation Indemnified Parties” has the meaning assigned to such term in Section 4.03.

“New News Corporation Marks” means the names and marks NEWS CORP, NEWSCORP, A NEWS CORPORATION COMPANY, and NEWS CORPORATION, and any other NEWS CORP-, NEWSCORP-, A NEWS CORPORATION COMPANY- or NEWS CORPORATION-formative Trademarks or any derivation or variation of the foregoing or any confusingly similar Trademark.

“New News Corporation Receivables” has the meaning assigned to such term in Section 5.05(a).

“Parties” has the meaning assigned to such term in the Preamble hereto.

“Patents” has the meaning assigned to such term in the definition of Intellectual Property.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Preliminary Cash Amount” has the meaning assigned to such term in Section 2.03(a)(ii).

“Preliminary Cash Amount Dispute Notice” has the meaning assigned to such term in Section 2.03(a)(iv).

“Preliminary Cash Amount Statement” has the meaning assigned to such term in Section 2.03(a)(ii).

“Prime Rate” means the rate per annum publicly announced by JPMorgan Chase Bank (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

“Record Date” means the close of business on June 21, 2013, which is the date determined by the Board of Directors of Remainco as the record date for determining stockholders of Remainco entitled to receive shares of New News Corporation Common Stock pursuant to the Distribution.

“Registration Statement” means the Registration Statement on Form 10 of New News Corporation (which includes the Information Statement) relating to the registration under the Exchange Act of New News Corporation Common Stock, including all amendments or supplements thereto.

“Related Claims” means a claim or claims against a Remainco insurance policy or reserve made by each of Remainco and/or its insured parties, on the one hand, or New News Corporation and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of Remainco (and/or its insured parties) and New News Corporation (and/or its insured parties) arising out of the same underlying transactions or events.

“Remainco” has the meaning assigned to such term in the Preamble hereto.

“Remainco Assets” means all Assets of the Remainco Group, other than the Separated Assets.

“Remainco Business” means all businesses and operations of the Remainco Group, other than the Separated Business.

“Remainco Common Stock” has the meaning assigned to such term in the Recitals hereto.

“Remainco Consultation Rights” has the meaning assigned to such term in Section 4.06(c)(iv).

“Remainco Dispute Judgment” has the meaning assigned to such term in Section 4.06(g)(ii)(2).

“Remainco Group” means Remainco and each of its direct and indirect Subsidiaries and Affiliates immediately after the Distribution, and any corporation or entity that is or may become part of such Group from time to time after the Distribution, provided that for the purposes of Section 4.11(b), the term “Affiliates” as used in this definition shall be limited to entities and shall not include any natural persons.

“Remainco Indemnified Parties” has the meaning assigned to such term in Section 4.02.

“Remainco Liabilities” means the Liabilities of Remainco, other than the Separated Liabilities, including, for the avoidance of doubt, all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement.

“Remainco Receivables” has the meaning assigned to such term in Section 5.05(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Separated Assets” means, without duplication:

(i) all interests in the capital stock of, or any other equity interests in, the members of the New News Corporation Group held, directly or indirectly, by Remainco immediately prior to the Distribution (other than New News Corporation)

(ii) the Assets listed or described on Schedule 1.01(b) (which for the avoidance of doubt is not a comprehensive listing of all Separated Assets and is not intended to limit other clauses of this definition of “Separated Assets”);

(iii) the Assets expressly contributed, assigned, transferred, conveyed or delivered to the New News Corporation Group pursuant to this Agreement or the Ancillary Agreements;

(iv) the Contract rights, licenses and Intellectual Property, and any other rights, claims or properties (including any and all rights as an insured party under any Remainco insurance policy), in each case that primarily relate to the New News Corporation Group and as of the Distribution; and

(v) all other Assets that are held by the New News Corporation Group or Remainco Group immediately prior to the Distribution and that primarily relate to or are primarily used or held for use in the Separated Business as conducted immediately prior to the Distribution (the intention of this clause (v) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Separated Asset; no Asset shall be a Separated Asset solely as a result of this clause (v) unless a claim with respect thereto is made by New News Corporation on or prior to the date that is 24 months after the Distribution).

“Separated Business” means the business and operations conducted by the New News Corporation Group from time to time, whether prior to, at or after the Distribution, including the business and operations conducted by the New News Corporation Group as more fully described in the Information Statement.

“Separated Liabilities” means, without duplication:

(i) all Liabilities reflected on the Balance Sheet, including any such Liabilities arising or assumed by any member of the New News Corporation Group subsequent to the date of the Balance Sheet that, had they arisen or been assumed on or before the date of such Balance Sheet, would have been reflected on a consolidated balance sheet of New News Corporation, and the notes thereto, on a basis consistent with the determination of Liabilities reflected on the Balance Sheet, subject to the discharge of any such Liabilities subsequent to the date of the Balance Sheet;

(ii) all Liabilities listed or described on Schedule 1.01(c) and all Liabilities expressly assumed by the New News Corporation Group pursuant to this Agreement or the Ancillary Agreements, including any obligations and Liabilities of any member of the New News Corporation Group under this Agreement or the Ancillary Agreements;

(iii) all Liabilities relating to, arising out of or resulting from:

(1) any Separated Asset, including any and all Liabilities of the members of the New News Corporation Group;

(2) the operation or conduct of the Separated Business, as conducted at any time prior to the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority), which act or failure to act relates to the Separated Business);

(3) the operation or conduct of any business conducted by any member of the New News Corporation Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority));

(4) any Environmental Liability relating to any current or former properties at any time included in or primarily related to the Separated Assets (including any business, operations or properties, and any Liability resulting from off-site disposal of waste from such business, operations or properties, for which a current or future owner or operator of the Separated Assets or the Separated Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of such business, operations or properties of the Separated Assets or Separated Business), arising prior to, on or after the Distribution;

provided that this clause (iii) shall not apply to the U.K. Newspaper Matters, which shall be addressed for the purposes of this definition by clause (vi)

(iv) except to the extent expressly provided for in the Employee Matters Agreement, all employee benefits plans, programs, policies or similar compensation arrangements sponsored or maintained by any member of the New News Corporation Group as of immediately prior to the Distribution and any and all Liabilities relating thereto, arising out of, or resulting therefrom;

(v) all Liabilities to the extent relating to, arising out of or resulting from the applicable New News Corporation proportion of any shared Liability pursuant to the terms of any Mixed Contract as provided for under this Agreement or any Ancillary Agreement; and

(vi) all Liabilities (other than Liabilities to the extent relating to, arising out of or resulting from the status as a defendant of Remainco, any member of the Remainco Group, or any and all current or former directors, officers, agents and employees of Remainco or any member of the Remainco Group (in their capacity as such) and each of their heirs, executors, successors and assigns) associated with any and all (a) civil U.K. Newspaper Matters, to the extent applicable in accordance with Section 4.06(g)(ii)(2) or the last sentence of Section 4.06(c)(v) and (b) criminal U.K. Newspaper Matters other than those subject to indemnification pursuant to Section 4.06(d).

provided, however, that such term shall not include any indebtedness of Remainco (including any Liabilities arising out of or resulting from any claim by a holder of such indebtedness, in its capacity as such), all of which shall remain Liabilities of Remainco.

“Separation” has the meaning assigned to such term in the Recitals hereto.

“Shared Director, Officer or Employee” has the meaning assigned to such term in Section 2.02(h).

“Software” has the meaning assigned to such term in the definition of Intellectual Property.

“SOX” means the Sarbanes Oxley Act of 2002, as amended from time to time.

“Stamp Duty Adjustment” means, the positive or negative difference of (i) $23,048,000 minus (ii) AUD25 million, as adjusted for US dollars as of 6/28/13, with such adjustment being calculated consistently with the historical practices, including with respect to accounting and foreign currency translation, used by Remainco in calculating its consolidated balance sheet.

“Subsidiary” means, with respect to any Person, any other Person of which a Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Sharing and Indemnification Agreement” means the Tax Sharing and Indemnification Agreement to be entered into by and between Remainco and New News Corporation, substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be agreed to by the Parties.

“Target Cash Amount” means $2,588,130,000 in Cash Equivalents.

“Third-Party Claim” has the meaning assigned to such term in Section 4.05(a).

“Trademarks” has the meaning assigned to such term in the definition of Intellectual Property.

“Transaction Expenses” means all third-party costs directly incurred and paid, or to be paid, by any member of the New News Corporation Group that primarily relate to the execution and performance of the transactions constituting the Separation and Distribution; provided that such costs shall not include any costs relating to (i) the brand management, branding or re-branding of any member of New News Corporation Group, (ii) the incurrence of third-party indebtedness for borrowed money, including with respect to the entrance into any revolving credit facility or similar arrangement, by any member of the New News Corporation Group, (iii) severance costs paid or payable by any member of the New News Corporation Group, (iv) capital expenditures incurred by any member of the New News Corporation Group, (v) any costs relating to any lease as set forth on Schedule 2.02(j) or (vi) any other “transition costs,” as such term has been used by Remainco and New News Corporation in their discussions prior to the date of this Agreement; provided that no individual expense incurred shall be taken into account in determining the Transaction Expenses to the extent that the amount of such expense is less than $500,000; provided further, that the total amount of the Transaction Expenses shall not exceed $15 million.

“Transaction Expenses Amount” has the meaning assigned to such term in Section 2.03(b)(i).

“Transaction Expenses Adjustment “ has the meaning assigned to such term in Section 2.03(c)(ii).

“Transaction Expenses Dispute Notice” has the meaning assigned to such term in Section 2.03(b)(ii).

“Transaction Expenses Statement” has the meaning assigned to such term in Section 2.03(b)(i).

“Transition Services Agreement” means the transition services agreement to be entered into by and between Remainco and New News Corporation, substantially in the form filed as an exhibit to the Registration Statement, with such changes as may be agreed to by the Parties.

“U.K. Cash Adjustment” means, the positive or negative difference of (i) £10 million, as adjusted for US dollars as of 6/28/13 minus (ii) $15,418,000, with such adjustment being calculated consistently with the historical practices, including with respect to accounting and foreign currency translation, used by Remainco in calculating its consolidated balance sheet.

“U.K. Newspaper Matters” means any past, present or future civil claims or criminal investigations and/or proceedings, brought either civilly or criminally by any U.K. or U.S. Person or Government Authority against the New News Corporation Group, the Remainco Group, any of their respective past, present or future officers or directors, certain designated employees listed on Schedule 1.01(d) or any Person named as a co-defendant with the New News Corporation Group or the Remainco Group, as the case may be, in a civil proceeding with respect to whom the New News Corporation Group or the Remainco Group, as applicable, has incurred costs, regarding or resulting from the alleged conduct prior to the Distribution of the Remainco Group, the New News Corporation Group and/or any of their respective directors, officers, agents and employees relating to phone hacking, illegal data access or unlawful payments to public officials at the publications operated by News International and its subsidiaries and related matters.

“U.K. Newspaper Matters Claim” has the meaning assigned to such term in Section 4.06(b).

“U.K. Newspaper Matters Indemnification Dispute” has the meaning assigned to such term in Section 4.06(g).

“U.K. Newspaper Matters Indemnification Final Award” has the meaning assigned to such term in Section 4.06(g)(i).

“Unrelated Claims” means a claim or claims against a Remainco insurance policy or reserve made by each of Remainco and/or its insured parties, on the one hand, or New News Corporation and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of Remainco (and/or its insured parties) and New News Corporation (and/or its insured parties) arising out of unrelated and separate transactions or events.

ARTICLE II

THE INTERNAL REORGANIZATION AND SEPARATION

Section 2.01 Internal Reorganization and Other Transactions. (a) Prior to the Distribution, the parties shall cause the Internal Reorganization to be completed, and shall, and shall cause their respective Subsidiaries to, execute all such instruments, assignments, documents and other agreements necessary to effect the Internal Reorganization.

Section 2.02 The Separation and Related Transactions. (i) (a) (i) Prior to the Distribution and subject to the terms of the Ancillary Agreements, the parties shall, and shall cause their respective Subsidiaries to (x) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (A) transfer to one or more members of the New News Corporation Group all of the right, title and interest of the Remainco Group in and to all Separated Assets and (B) transfer to one or more members of the Remainco Group all of the right, title and interest of the New News Corporation Group in and to all Remainco Assets and (y) take all actions as are necessary to (A) cause one or more members of the New News Corporation Group to assume (or, as applicable, retain) all of the Separated Liabilities and (B) cause one or more members of the Remainco Group to assume (or, as applicable, retain) all of the Remainco Liabilities. With regards to the transfers described in the preceding sentence, the Parties shall cooperate and use their respective commercially reasonable efforts to obtain the necessary Consents or Governmental Approvals to effectuate such transfers. Notwithstanding anything to the contrary, this Agreement and the Ancillary Agreements do not purport to transfer any insurance policy.

(ii) Pursuant to the Separation and unless otherwise set forth in this Agreement or any Ancillary Agreement, New News Corporation, or a member of the New News Corporation Group, (x) shall be the sole owner, and shall have exclusive right, title and interest in and to, all Separated Assets and (y) shall be solely liable for, and shall faithfully perform, fulfill and discharge fully in due course, all of the Separated Liabilities in accordance with their respective terms. Pursuant to the Separation and unless otherwise set forth in this Agreement or any Ancillary Agreement, Remainco, or a member of the Remainco Group, (x) shall be the sole owner, and shall have exclusive right, title and interest in and to, all Remainco Assets and (y) shall remain and be solely liable for, and shall faithfully perform, fulfill and discharge fully in due course, all of the Remainco Liabilities in accordance with their respective terms. Unless otherwise set forth in this Agreement or any Ancillary Agreement, from and after the Distribution, New News Corporation or a member of the New News Corporation Group shall be solely responsible for all Separated Liabilities and Remainco or a member of the Remainco Group shall be solely responsible for all Remainco Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Distribution, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Remainco’s or New News Corporation’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Remainco Group or the New News Corporation Group, as the case may be) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise.

(b) Delayed Transfer of Assets or Liabilities.

(i) To the extent that the assignment, assumption or transfer of Assets or Liabilities pursuant to Section 2.02 shall not have been consummated as of the Distribution, whether by their terms, by the terms of this Agreement, or by operation of Law (any such Asset or Liability, a “Delayed Transfer Asset or Liability”) and subject to the terms of any Ancillary Agreements, Remainco and New News Corporation thereafter shall, and shall cause the members of their respective Groups to, use commercially reasonable efforts and cooperate to effect such assignment, assumption or transfer as promptly as practicable following the Distribution. From and after the Distribution until the time such Delayed Transfer Asset or Liability is assigned, transferred or assumed, (i) the Party retaining such Asset shall thereafter, with respect to any such Asset, use commercially reasonable efforts, to hold such Asset in trust for the use and benefit of the Party entitled to such Asset (at the expense of the Party entitled to such Assets), with such cost to be promptly reimbursed), and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability; in each case in order to place each Party, insofar as is reasonably possible, in the same position as would have existed had such Delayed Transfer Asset or Liability been assigned, assumed or transferred as contemplated hereby. To the extent that New News Corporation is provided the use or benefit of any Separated Asset or has any Separated Liability held for its account or for which it is liable pursuant to this Section 2.02(b), New News Corporation shall perform, for the benefit of Remainco and any third Person, the obligations of Remainco thereunder or in connection therewith, or as may be directed by Remainco and if New News Corporation shall fail to perform to the extent required herein, New News Corporation shall hold Remainco harmless and indemnify Remainco therefor. To the extent that Remainco is provided the use or benefit of any Remainco Asset or has any Remainco Liability held for its account or for which it is liable pursuant to this Section 2.02(b), Remainco shall perform, for the benefit of New News Corporation and any third Person, the obligations of New News Corporation thereunder or in connection therewith, or as may be directed by New News Corporation and if Remainco shall fail to perform to the extent required herein, Remainco shall hold New News Corporation harmless and indemnify New News Corporation therefor. Nothing in this Agreement shall be deemed to require the assignment or transfer (or the provision of use or benefit) of any Asset or the assumption of any Liability that, by their respective terms or by operation of Law or otherwise, cannot or is not permitted to be so transferred, assigned, or assumed (or for which such provision of use or benefit thereof is not possible or permitted by their respective terms or by operation of Law or otherwise).

(ii) From and after the Distribution, the Parties agree to treat, for U.S. federal, state, local and non–U.S. income tax purposes, any Delayed Transfer Asset or Liability as owned by the member of the Group to which such Asset or Liability was intended to be transferred. The parties shall not take any position inconsistent with this Section 2.02(b)(ii) unless otherwise required by applicable Law or any relevant accounting position.

(c) Assignment of Certain Agreements. Notwithstanding anything to the contrary herein and subject to the Ancillary Agreements and to Section 2.02(g) hereof and if required under the circumstances, (i) Remainco shall assign to New News Corporation (or its Subsidiaries) all of its right, title and interest under the agreements comprising Separated Assets, and (ii) New News Corporation shall assign to Remainco (or its Subsidiaries) all of its right, title and interest under the agreements comprising Remainco Assets, and each Party shall execute and deliver any and all instruments of substitution and such other instruments or agreements as shall be necessary in connection with the discharge of the other Party from its respective obligations with respect to such agreements; provided, however, that no Party shall be required to assign any Contract or any claim, right or benefit arising thereunder or resulting therefrom if an attempted or actual assignment thereof, without a Governmental Approval or the Consent of a third party thereto, would constitute a breach or other contravention thereof, violate Law or in any way adversely affect the rights of Remainco or New News Corporation thereunder. With respect to any such Contract or any claim, right or benefit arising thereunder or resulting therefrom, Remainco or New News Corporation, as the case may be, will use its commercially reasonable efforts to obtain the Governmental Approval or Consent, as applicable, of the other parties to any such Contract for the assignment thereof to New News Corporation or Remainco, as the case may be. If such Governmental Approval or Consent is not obtained, or if an attempted or actual assignment thereof would be ineffective or would materially adversely affect (in the sole discretion of Remainco) the rights of Remainco or New News Corporation, as the case may be, thereunder so that New News Corporation or Remainco, as the case may be, would not in fact receive all such rights, Remainco and New News Corporation will cooperate in a mutually agreeable arrangement under which New News Corporation or Remainco, as the case may be, would obtain substantially the same economic benefits that would be obtained under an assignment thereof and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to New News Corporation or Remainco, as the case may be, or under which Remainco or New News Corporation, as the case may be, would enforce for the benefit of New News Corporation or Remainco, as the case may be, with New News Corporation or Remainco, as the case may be, assuming Remainco’s or New News Corporation’s, as the case may be, obligations, and any and all rights of Remainco, or New News Corporation, as the case may be, against a third party thereto.

(d) Survival of Certain Agreements. The members of the New News Corporation Group, on the one hand, and the members of the Remainco Group, on the other hand, hereby agree that all Intercompany Agreements (other than any agreements or arrangements that provide for Inter-Group Indebtedness) that are effective as of the Distribution will survive the Distribution.

(e) Settlement of Inter-Group Indebtedness. Each of Remainco or any member of the Remainco Group, on the one hand, and New News Corporation or any member of the New News Corporation Group, on the other hand, will settle with the other Party, as the case may be, all Inter-Group Indebtedness, including any accounts receivable or payable or promissory notes, owned or owed by the other Party on or prior to the Distribution, except as otherwise agreed to in good faith by the Parties in writing on or after the date hereof, it being understood and agreed by the Parties that all Guaranty Obligations shall be governed by Section 2.02(f).

(f) Guarantee Obligations. New News Corporation shall, and shall cause the members of the New News Corporation Group to, (i) other than with regard to the obligations as set forth on Schedule 2.02(f), use commercially reasonable efforts to terminate, or to cause a member of the New News Corporation Group to be substituted in all respects for any member of the Remainco Group in respect of, all obligations of such member of the Remainco Group under any Separated Liability for which such member of the Remainco Group may be liable as guarantor, original tenant, primary obligor or otherwise as of the Distribution Date (each, including for the avoidance of doubt the obligations set forth on Schedule 2.02(f) a “Guaranty Obligation”), and (ii)(A) indemnify and hold harmless the Remainco Indemnified Party for any Liability arising from or relating to any Guaranty Obligation and (B) not, without the prior written consent of Remainco, from and after the Distribution, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, Contract or other obligation for which any member of the Remainco Group is or may be liable, unless such amendments do not increase the financial obligations of the Remainco Group and/or extend the term of any existing obligations; provided, that the limitations in clause (B) shall not apply in the event that a member of the New News Corporation Group obtains a letter of credit from a financial institution reasonably acceptable to Remainco and for the benefit of any member of the Remainco Group with respect to such Guaranty Obligation. Notwithstanding the foregoing, the Guaranty Obligations shall not include any items set forth on Schedule 2.02(j), which shall be governed exclusively by the terms of Section 2.02(j).

(g) Mixed Contracts; Mixed Accounts. (i) Unless the Parties agree in writing otherwise or as otherwise may be provided in any Ancillary Agreement, any agreement to which any member of the Remainco Group or the New News Corporation Group is a party prior to the Distribution that inures to the benefit or burden of both of the Remainco Business and the Separated Business (a “Mixed Contract”) shall be assigned in part to New News Corporation or one of its Subsidiaries, and/or to Remainco or one of its Subsidiaries, as the case may be, if so assignable, prior to or as of the Distribution, such that each Party or its respective Subsidiaries shall be entitled to its portion of the rights and benefits thereof, as determined in the sole discretion of Remainco (to be exercised in good faith), and shall assume the related portion of any obligations thereunder and any Liabilities inuring to their respective Businesses; provided, however, that in no event shall either Party be required to assign any Mixed Contract in its entirety. If any Mixed Contract cannot be so partially assigned to any extent, Remainco and New News Corporation shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause the following: (A) the Assets associated with that portion of each Mixed Contract (as determined by Remainco, in its sole discretion (to be exercised in good faith) that relates to the Separated Business to be enjoyed by New News Corporation or a New News Corporation Subsidiary; (B) the Liabilities associated with that portion of each Mixed Contract (as determined by Remainco, in its sole discretion (to be exercised in good faith) that relates to the Separated Business to be borne by New News Corporation or a New News Corporation Subsidiary; (C) the Assets associated with that portion of each Mixed Contract (as determined by Remainco, in its sole discretion (to be exercised in good faith)that relates to the Remainco Business to be enjoyed by Remainco or a Remainco Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Contract (as determined by Remainco, in its sole discretion (to be exercised in good faith) that relates to the Remainco Business to be borne by Remainco or a Remainco Subsidiary; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate on the termination of the applicable Mixed Contract or, if later, the associated liability.

(ii) Except as may otherwise be agreed in writing by the Parties or as otherwise may be provided in any Ancillary Agreement, neither Party shall seek to assign any accounts receivable or accounts payable relating to both the Remainco Business and the Separated Business (“Mixed Accounts”). Remainco and New News Corporation shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause the following: (A) the Assets associated with that portion of each Mixed Account (as determined by Remainco, in its sole discretion (to be exercised in good faith) that relates to the Remainco Business to be enjoyed solely by Remainco or a Remainco Subsidiary; (B) the Liabilities associated with that portion of each Mixed Account (as determined by Remainco, in its sole discretion (to be exercised in good faith) that relates to the Remainco Business to be borne solely by Remainco or a Remainco Subsidiary; (C) the Assets associated with that portion of each Mixed Account (as determined by Remainco, in its sole discretion (to be exercised in good faith) that relates to the Separated Business to be enjoyed solely by New News Corporation or a New News Corporation Subsidiary; and (D) the Liabilities associated with that portion of each Mixed Account (as determined by Remainco, in its sole discretion (to be exercised in good faith) that relates to the Separated Business to be borne solely by New News Corporation or a New News Corporation Subsidiary; provided, however, that the arrangements described in clauses (A), (B), (C) and (D) shall terminate on the maturity or payment date of the applicable Mixed Account.

(iii) Nothing in this Section 2.02(g) shall require any member of either Group to make any payment, incur any obligation or grant any concession, in any case, to any third party in order to effect any transaction contemplated by this Section 2.02(g).

(h) Shared Directors, Officers or Employees. Immediately prior to the Distribution, (i) each Person who is an officer, director or employee of any member of the New News Corporation Group and an officer, director or employee of any member of the Remainco Group (a “Shared Director, Officer or Employee”) and who is to continue as an officer, director or employee of any member of the New News Corporation Group after the Distribution shall resign, effective at or prior to the Distribution, from each of such Person’s positions with each member of the Remainco Group, except for (a) K. Rupert Murdoch, who will continue to serve as the Chairman and Chief Executive Officer of Remainco and a director and officer of certain members of the Remainco Group, (b) Gerson Zweifach, who will continue to serve as Senior Executive Vice President, Group General Counsel and Chief Compliance Officer of Remainco and a director and officer of certain members of the Remainco Group, (c) James R. Murdoch, who will continue to serve as Deputy Chief Operating Officer and director of Remainco and a director and officer of certain members of the Remainco Group, and (d) Lachlan K. Murdoch, who will continue to serve as director of Remainco; and (ii) each such Shared Director, Officer or Employee who is to continue as a director, officer or employee of any member of the Remainco Group after the Distribution shall resign, effective at or prior to the Distribution, from each of such Person’s positions with each member of the New News Corporation Group, except for (a) K. Rupert Murdoch, who will continue to serve as the Executive Chairman of New News Corporation and a director and officer of certain members of the New News Corporation Group, (b) Gerson Zweifach, who will continue to serve as General Counsel of New News Corporation, (c) James R. Murdoch, who will continue to serve as director of New News Corporation, and (d) Lachlan K. Murdoch, who will continue to serve as director of New News Corporation.

(i) Treatment of Cash; Capital Contribution. From the date of this Agreement until the Distribution, except as separately provided in the next sentence, Remainco shall be entitled to use, retain or otherwise dispose of all Cash Equivalents generated by the Separated Business and the Separated Assets in accordance with the ordinary course operation of Remainco’s cash management systems. Remainco shall contribute to New News Corporation an amount of Cash Equivalents (the “Cash Contribution”) such that as of immediately prior to the Distribution New News Corporation and its consolidated Subsidiaries will have a Cash Equivalents balance of the Target Cash Amount. All Cash Equivalents held by any member of the New News Corporation Group as of the Distribution shall be a Separated Asset and all Cash Equivalents held by any member of the Remainco Group as of the Distribution shall be a Remainco Asset.

(j) Lease Obligations. New News Corporation shall, and shall cause the members of the New News Corporation Group to, (i) with regard to the obligations as set forth on Schedule 2.02(j), use commercially reasonable efforts to cause a member of the New News Corporation Group to be substituted in all respects for any member of the Remainco Group in respect of all obligations of such member of the Remainco Group for which such member of the Remainco Group may be liable as lessee or otherwise as of the Distribution Date, including by means of providing credit support with respect to such obligations; provided that, without limiting the obligations to use commercially reasonable efforts under this clause (i), the members of the New News Corporation Group shall only be obligated to provide such credit support if and to the extent that New News Corporation agrees to do so (each, a “Lease Obligation”), and (ii) (A) indemnify and hold harmless the Remainco Indemnified Party for any Liability arising from or relating to any Lease Obligation and (B) not, unless otherwise provided in any of the leases or subleases between any member of the Remainco Group and any member of the New News Corporation Group, without the prior written consent of Remainco (which shall not be unreasonably withheld or delayed), from and after the Distribution, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any lease or other obligation for which any member of the Remainco Group is or may be liable in connection with this

Section 2.02(j). Notwithstanding the foregoing, with respect to any lease substitution referenced in clause (i) of the preceding sentence, to the extent there are any one-time costs relating to such substitution, Remainco (or any member of the Remainco Group) shall pay, or reimburse the applicable member of the New News Corporation Group, as the case may be, for such substitution costs incurred; provided that the members of the Remainco Group shall only be obligated pay or reimburse such costs if and to the extent that New News Corporation (or any member of the New News Corporation Group) has obtained the prior written consent of the applicable member of the Remainco Group prior to incurring or agreeing to incur such cost, such consent to be in the sole discretion of Remainco (or any member of the Remainco Group); provided further that if there are any ongoing costs for credit support relating to such substitution, New News Corporation (or any member of the New News Corporation Group) shall pay such costs, to the extent New News Corporation agrees to such costs. To the extent Remainco determines not to consent to pay or reimburse New News Corporation, as the case may be, for such substitution costs, the provisions of this Section 2.02(j) shall continue in full force and effect with respect to the related lease. Any payment or reimbursement in accordance with this Section 2.02(j) shall be treated by the Parties hereto for all Tax purposes, to the extent permitted by applicable Law, as a capital contribution by Remainco to New News Corporation as of immediately prior to the Distribution.

Section 2.03 Cash Contribution Adjustment.

(a) Cash Adjustment

(i) One day prior to the Distribution Date, Remainco shall prepare and deliver, or cause to be prepared and delivered, to New News Corporation a statement reflecting a good faith estimate of the amount of Cash Equivalents to be on the unaudited balance sheet of New News Corporation as of the close of business on the Distribution Date (giving effect to the Distribution and reflecting the settlement of Inter-Group Indebtedness pursuant to Section 2.02(e)), (the “Estimated Cash Amount”), including supporting account information and the amount of the related Cash Contribution (the “Estimated Cash Amount Statement”).

(ii) On or prior to August 15, 2013, Remainco shall prepare and deliver, or cause to be prepared and delivered, to New News Corporation a statement reflecting the amount of Cash Equivalents on the unaudited balance sheet of the New News Corporation Group as of the close of business on the Distribution Date (giving effect to the Distribution and reflecting the settlement of Inter-Group Indebtedness pursuant to Section 2.02(e)) (the “Preliminary Cash Amount” and, together with the Estimated Cash Amount, the “Cash Amounts”), including supporting account information and the amount of the related Cash Contribution (the “Preliminary Cash Amount Statement”).

(iii) Subject to the terms set forth in Section 6.7, in connection with the preparation of the Preliminary Cash Amount Statement, Remainco shall have reasonable access, during normal business hours and upon reasonable notice, to the books and records, the financial systems and finance personnel and any other information of the members of New News Corporation Group that Remainco or its representatives reasonably request, and New News Corporation shall, and shall cause the members of the New News Corporation Group and their respective representatives and employees to, cooperate with Remainco and its representatives in connection therewith.

(iv) New News Corporation shall have ten (10) Business Days following receipt of the Preliminary Cash Amount Statement to review such statement and to notify Remainco, in writing, if New News Corporation disputes any of the amounts set forth on the Preliminary Cash Amount Statement (the “Preliminary Cash Amount Dispute Notice”), specifying the reasons therefor in reasonable detail.

(v) Subject to the terms set forth in Section 6.7, in connection with New News Corporation’s review of the Preliminary Cash Amount Statement, New News Corporation and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Remainco or its representatives in connection with its preparation of the Preliminary Cash Amount Statement and to finance personnel of Remainco and any other information that New News Corporation or its representatives reasonably requests, and Remainco shall cooperate with New News Corporation and its representatives in connection therewith.

(vi) In the event that New News Corporation shall deliver a Preliminary Cash Amount Dispute Notice to Remainco, New News Corporation and Remainco shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Cash Amount shall be made in accordance with the written agreement of New News Corporation and Remainco. Subject to the terms set forth in Section 6.7, in connection with Remainco’s review of the Preliminary Cash Amount Dispute Notice, Remainco and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by New News Corporation or its representatives in connection with New News Corporation’s preparation of the Preliminary Cash Amount Dispute Notice and to finance personnel of New News Corporation and any other information that Remainco or its representatives reasonably requests, and New News Corporation shall cooperate with Remainco and its representatives in connection therewith. If New News Corporation and Remainco are unable to resolve any such dispute within ten (10) Business Days (or such longer period as New News Corporation and Remainco shall mutually agree in writing) of New News Corporation’s delivery of such Preliminary Cash Amount Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and the final determination of such Independent Accounting Firm with regard to the matters referenced in the Preliminary Cash Amount Dispute Notice shall be final and binding on the Parties as from the date rendered. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.03 shall be shared equally by Remainco and New News Corporation. The Independent Accounting Firm shall be instructed to complete the performance of its services as promptly as practicable, but in any event, no later than September 26, 2013. The Preliminary Cash Amount, (i) if no Preliminary Cash Amount Dispute Notice has been timely delivered by New News Corporation in accordance with Section 2.03(a)(iv), as originally submitted by Remainco, or (ii) if a Preliminary Cash Amount Dispute Notice has been timely delivered by New News Corporation, as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.03(a), shall be deemed to be the “Final Cash Amount.”

(b) Transaction Expenses Adjustment

(i) On or prior to September 13, 2013, New News Corporation shall prepare and deliver, or cause to be prepared and delivered, to Remainco a statement reflecting the amount of Transaction Expenses incurred as of that date and that would reasonably be expected to be incurred as of December 31, 2013 (the “Transaction Expenses Amount”), including supporting invoices and calculations relating to such Transaction Expenses (the “Transaction Expenses Statement”).

(ii) Remainco shall have three (3) Business Days following receipt of the Transaction Expenses Statement to review such statement and to notify New News Corporation, in writing, if Remainco disputes any of the amounts set forth on the Transaction Expenses Statement (the “Transaction Expenses Dispute Notice”), specifying the reasons therefor in reasonable detail.

(iii) Subject to the terms set forth in Section 6.7, in connection with Remainco’s review of the Transaction Expenses Statement, Remainco and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by New News Corporation or its representatives in connection with its preparation of the Transaction Expenses Statement and any other information that Remainco or its representatives reasonably requests, and New News Corporation shall cooperate with Remainco and its representatives in connection therewith.

(iv) In the event that Remainco shall deliver a Transaction Expenses Dispute Notice to New News Corporation, Remainco and New News Corporation shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Transaction Expenses Amount shall be made in accordance with the written agreement of Remainco and New News Corporation. Subject to the terms set forth in Section 6.7, in connection with New News Corporation’s review of the Transaction Expenses Dispute Notice, New News Corporation and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Remainco or its representatives in connection with Remainco’s preparation of the Transaction Expenses Dispute Notice and any other information that New News Corporation or its representatives reasonably requests, and Remainco shall cooperate with New News Corporation and its representatives in connection therewith. If Remainco and New News Corporation are unable to resolve any such dispute within two (2) Business Days (or such longer period as Remainco and New News Corporation shall mutually agree in writing) of Remainco’s delivery of such Transaction Expenses Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and the final determination of such Independent Accounting Firm with regard to the matters referenced in the Transaction Expenses Dispute Notice shall be final and binding on the Parties as from the date rendered. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.03 shall be shared equally by Remainco and New News Corporation. The Independent Accounting Firm shall be instructed to complete the performance of its services as promptly as practicable, but in any event, no later than September 26, 2013. The Preliminary Cash Amount, (i) if no Transaction Expenses Dispute Notice has been timely delivered by Remainco in accordance with Section 2.03(b)(ii), as originally submitted by Remainco, or (ii) if a Transaction Expenses Dispute Notice has been timely delivered by Remainco, as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.03(b), shall be deemed to be the “Final Transaction Expenses Amount.”

(c) The Final Cash Amount shall be adjusted as follows:

(i) (A) If the net amount of the sum of the U.K. Adjustment Amount, the Stamp Duty Adjustment, and the ASX Adjustment is a positive number, the Final Cash Amount shall be increased by such amount; or (B) if the net amount of the sum of the U.K. Adjustment Amount, the Stamp Duty Adjustment, and the ASX Adjustment is a negative number, the Final Cash Amount shall be decreased by the absolute value of such amount (such adjustment in (A) or (B), the “Currency Adjustment”); and

(ii) the Final Cash Amount shall be decreased by the Final Transaction Expenses Amount (the “Transaction Expenses Adjustment”).

The Final Cash Amount, as adjusted by the Currency Adjustment and the Transaction Expenses Adjustment being the “Final Adjusted Cash Amount.”

(d) The Cash Contribution shall be: (A) decreased, if the Final Adjusted Cash Amount exceeds the Target Cash Amount, by the amount of such excess, which shall be paid by New News Corporation to Remainco in accordance with Section 2.03(e) or (B) increased, if the Target Cash Amount exceeds the Final Adjusted Cash Amount, by the amount of such excess which shall be paid by Remainco to New News Corporation in accordance with Section 2.03(e) (the amount of such increases or decreases, as the case may be, the “Cash Adjustment”).

(e) New News Corporation or Remainco, as the case may be, shall, within five (5) Business Days after the determination of the Final Adjusted Cash Amount pursuant to this Section 2.03, but in any event no later than September 27, 2013, make payment to the other by wire transfer in immediately available funds of the amount payable by New News Corporation or Remainco, as the case may be, in an amount equal to the Cash Adjustment, together with interest thereon from the Distribution Date to the date of payment at a rate equal to the Prime Rate. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Distribution Date.

(f) The Cash Amounts shall be calculated in U.S. dollars and consistently with the historical practices, including with respect to accounting and foreign currency translation, used by Remainco in calculating its consolidated balance sheet.

ARTICLE III

THE DISTRIBUTION

Section 3.01 Efforts. Each of New News Corporation and Remainco shall cooperate with the other Party to accomplish the Distribution and shall use their commercially reasonable efforts to take any and all actions necessary or desirable to effect the Distribution.

Section 3.02 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 3.03, the actions set forth in this Section 3.02 shall be taken on the Distribution Date.

(a) Remainco shall effect the Distribution by causing all of the issued and outstanding shares of New News Corporation Common Stock beneficially owned by Remainco to be distributed to record holders of shares of Remainco Common Stock, including such holders that are Subsidiaries of Remainco, as of the Record Date, other than with respect to shares of Remainco Common Stock held in the treasury of Remainco, by means of a pro rata dividend of such New News Corporation Common Stock, including such rights, to holders of shares of Remainco Common Stock, on the terms and subject to the conditions set forth in this Agreement.

(b) Each record holder of (i) Class A Remainco Common Stock on the Record Date (or such holder’s bank, brokerage firm or other designated transferee or transferees), will be entitled to receive in the Distribution one share of Class A New News Corporation Common Stock with respect to every four shares of Class A Remainco Common Stock held by such record holder on the Record Date, and (ii) each record holder of Class B Remainco Common Stock on the Record Date (or such holder’s bank, brokerage firm or other designated transferee or transferees), will be entitled to receive in the Distribution one share of Class B New News Corporation Common Stock with respect to every four shares of Class B Remainco Common Stock held by such record holder on the Record Date. The treatment, in connection with the Distribution, of any outstanding Remainco stock option or restricted share unit will be as specified in the Employee Matters Agreement. Remainco shall direct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter electronically, by direct registration in book-entry form, the appropriate number of whole shares of New News Corporation Common Stock to each such record holder (or such holder’s bank, brokerage firm or other designated transferee(s)).

(c) Each record holder of (i) Class A Remainco Common Stock CDIs on the Record Date, will be entitled to receive in the Distribution one Class A New News Corporation Common Stock CDI (representing a beneficial interest in one share of Class A New News Corporation Common Stock) with respect to every four Class A Remainco Common Stock CDIs held by such record holder on the Record Date, and (ii) each record holder of Class B Remainco Common Stock CDIs on the Record Date, will be entitled to receive in the Distribution one Class B New News Corporation Common Stock CDI (representing a beneficial interest in one share of Class B New News Corporation Common Stock) with respect to every four Class B Remainco Common Stock CDIs held by such record holder on the Record Date. Remainco shall direct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of whole New News Corporation Common Stock CDIs to each such record holder.

(d) Remainco shall direct the Distribution Agent, to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of New News Corporation Common Stock allocable to each holder of record of Remainco Common Stock entitled to receive New News Corporation Common Stock in the Distribution and to promptly thereafter aggregate all such fractional shares and sell the whole shares obtained thereby, in open market transactions at the then prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, such holder’s ratable share of the proceeds of such sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and costs.

(e) Any New News Corporation Common Stock or cash, in lieu of fractional shares, with respect to New News Corporation Common Stock that remains unclaimed by any holder of record 180 days after the Distribution Date shall be delivered to New News Corporation. New News Corporation shall hold such New News Corporation Common Stock or cash for the account of such holder of record and any such holder of record shall look only to New News Corporation for such New News Corporation Common Stock or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.

Section 3.03 Conditions to Distribution. The obligation of Remainco to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver by Remainco, in its sole and absolute discretion, of each of the following conditions:

(a) final approval of the Distribution and all related transactions shall have been given by the Board of Directors of Remainco (and shall not have been withdrawn, whether before or after declaration of the Distribution), and the Board of Directors of Remainco shall have declared the Distribution, each such action in its sole and absolute discretion;

(b) the affirmative vote of the holders of Remainco’s Class A Common Stock and Class B Common Stock, each voting as a separate class, approving certain amendments to Remainco’s Restated Certificate of Incorporation, in the form attached as Exhibit A to this Agreement;

(c) the Separation and Internal Reorganization shall have been consummated in accordance with this Agreement and any Ancillary Agreement;

(d) Remainco shall have received a private letter ruling from the Internal Revenue Service in a form satisfactory to Remainco in its sole and absolute discretion, to the effect that, among other things, the Separation and Distribution will qualify for non-recognition of gain or loss to Parent and its stockholders under Sections 368(a)(1)(D) and 355 of the Code except to the extent of cash received in lieu of fractional shares, and such private letter ruling shall not have been revoked or materially amended;

(e) Remainco shall have received the ATO Class Ruling or other evidence in a form satisfactory to Remainco in its sole and absolute discretion, confirming that, in the circumstances of the Distribution and for Australian tax purposes (i) no part of the Distribution will be a dividend; and (ii) the Commissioner of Taxation will not make a determination under either section 45A or 45B of the Income Tax Assessment Act (1936) to deem all or part of the Distribution to be an unfranked dividend;

(f) Remainco shall have received an opinion from Hogan Lovells US LLP, in form and substance satisfactory to Remainco in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the relevant aspects of the Internal Reorganization will qualify for non-recognition of gain or loss to Remainco and its stockholders pursuant to Sections 368(a)(1)(D) and 355 of the Code and (ii) the Distribution will qualify for non-recognition of gain or loss to Remainco and Remainco’s stockholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares;

(g) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition, which remains in effect, preventing the consummation of the Separation or the Distribution or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall have been threatened or be in effect and no other event outside the control of Remainco shall have occurred or failed to occur that prevents the consummation of the Distribution;

(h) no other events or developments shall have occurred subsequent to the date of this Agreement that, in the judgment of the Board of Directors of Remainco, would result in the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement having a material adverse effect on Remainco or its stockholders;

(i) the Ancillary Agreements shall have been duly executed and delivered and such agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with prior to the Distribution;

(j) Remainco shall have elected the individuals to be listed in the Information Statement as members of New News Corporation’s Board of Directors post-Distribution, prior to the Distribution;

(k) the Registration Statement shall have been filed with, and declared effective by, the SEC, and there shall be no suspension, withdrawal or stop-order in effect with respect thereto and no proceeding for that purpose shall have been instituted or threatened by the SEC;

(l) no rating agency action shall have occurred that is likely to result in either Remainco or New News Corporation being downgraded below investment grade after giving effect to the Separation and Distribution;

(m) New News Corporation’s Class A Common Stock and Class B Common Stock shall have been approved for listing on NASDAQ and Class A Common Stock and Class B Common Stock (trading as CDIs) shall have been approved for admission to the official list of the ASX;

(n) the Information Statement or the Notice of Internet Availability of Information Statement Materials shall have been mailed to Remainco stockholders, which for purposes of this Section 3.03(n) includes electronic delivery where not prohibited by Law;

(o) the actions and filings necessary or appropriate under applicable federal and state securities laws and state blue sky laws of the U.S. (and any comparable laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Registration Statement) and any other necessary and applicable Consents shall have been taken, obtained and, where applicable, have become effective or been accepted, each as the case may be;

(p) Remainco shall have established the Record Date and shall have given NASDAQ not less than ten days’ advance notice of the Record Date in compliance with Rule 10b–17 under the Exchange Act and given ASX not less than seven Business Days’ (as defined under the ASX Listing Rules) advance notice of the Record Date in compliance with ASX Listing Rule 3.20; and

(q) the Certificate of Incorporation and the By-laws of New News Corporation, each in substantially the form filed with Registration Statement, shall be in effect at or prior to the Distribution.

Each of the foregoing conditions is for the sole benefit of Remainco and Remainco may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by Remainco, in its sole and absolute discretion, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.03 shall be conclusive and binding on the Parties. Each Party will use commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the foregoing conditions.

ARTICLE IV

SURVIVAL AND INDEMNIFICATION; MUTUAL RELEASES

Section 4.01 Survival of Agreements. All covenants and agreements of the Parties contained in this Agreement shall survive each of the Separation and the Distribution.

Section 4.02 Indemnification by New News Corporation. In addition to any other provision of this Agreement requiring indemnification, New News Corporation shall indemnify, defend, release, discharge and hold harmless Remainco, each member of the Remainco Group and each of their respective current and former directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Remainco Indemnified Parties”), from and against any and all Losses or Liabilities of the Remainco Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) to the fullest extent permitted by applicable Law:

(a) the failure of New News Corporation or any other member of the New News Corporation Group or any other Person to pay, perform or otherwise promptly discharge any Separated Liability or any Contract, agreement or arrangement included in the Separated Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution;

(b) (i) any Separated Liability and (ii) other than with regard to any U.K. Newspaper Matters, any Separated Asset or the Separated Business, whether, in the case of clause (i) or (ii), arising prior to, on or after the Distribution;

(c) any breach by New News Corporation or any member of the New News Corporation Group of this Agreement or, subject to Section 4.10 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement;

(d) any breach by any member of the New News Corporation Group of any of the Mixed Contracts, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement;

(e) any Guaranty Obligations in accordance with the terms and conditions of Section 2.02(f);

(f) the failure by New News Corporation to perform in connection with any Delayed Transfer Asset or Liability held by Remainco for New News Corporation’s benefit pursuant to Section 2.02(b); and

(g) the FCC Broadcast Ownership Rules or the FCC Program Access Rules as a result of the acquisition or prospective acquisition by New News Corporation of an FCC Ownership Interest or FCC MVPD Interest.

Section 4.03 Indemnification by Remainco. In addition to any other provision of this Agreement requiring indemnification, Remainco shall indemnify, defend, release, discharge and hold harmless New News Corporation, each member of the New News Corporation Group and each of their respective current and former directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “New News Corporation Indemnified Parties,” and, together with Remainco Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses or Liabilities of the New News Corporation Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) to the fullest extent permitted by applicable Law:

(a) the failure of Remainco or any other member of the Remainco Group or any other Person to pay, perform or otherwise promptly discharge any Remainco Liability or any Contract, agreement or arrangement included in the Remainco Assets in accordance with their respective terms, whether arising prior to, on or after the Distribution;

(b) any Remainco Liability, Remainco Asset or the Remainco Business, whether arising prior to, on or after the Distribution;

(c) any material breach by Remainco or any member of the Remainco Group of this Agreement or, subject to Section 4.10 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement;

(d) any breach by any member of the Remainco Group of any of the Mixed Contracts, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement;

(e) the failure by Remainco to perform in connection with any Delayed Transfer Asset or Liability held by New News Corporation for Remainco’s benefit pursuant to Section 2.02(b); and

(f) the FCC Broadcast Ownership Rules as a result of the acquisition or prospective acquisition by Remainco of an FCC Ownership Interest.

Section 4.04 Insurance. (a) Each of Remainco and New News Corporation shall use its respective commercially reasonable efforts to collect any proceeds under its respective available and applicable third party insurance policies to which it or any of its Subsidiaries is entitled prior to seeking indemnification under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party.

(b) The amount of any Loss subject to indemnification pursuant to this Agreement will be reduced by any amounts actually recovered (including insurance proceeds or other amounts actually recovered under insurance policies, net of any out-of-pocket costs or expenses incurred in the collection thereof), whether retroactively or prospectively, by the Indemnified Party from any third Person with respect to such Loss. If any Indemnified Party recovers an amount from a third Person in respect of any Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a payment of a portion, but not all of, such indemnifiable Loss and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party will promptly remit to the Indemnifying Party the positive excess (if any) of (i) the sum of the amount previously paid by such Indemnifying Party in respect of such indemnifiable Loss plus the amount received by such Indemnified Party from such third Person in respect of such indemnifiable Loss (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party), minus (ii) the full amount of such indemnifiable Loss. An insurer or other third Person who would otherwise be obligated to pay any Loss shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any third Person shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 4.05 Procedures for Indemnification; Third-Party Claims. Other than with respect to indemnification for any U.K. Newspaper Matter under Section 4.03(f), which shall be governed solely by Section 4.06:

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the Remainco Group or the New News Corporation Group, as the case may be, of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnified Party shall give such Indemnifying Party written notice thereof within 20 days after such Indemnified Party received notice or otherwise learned of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Loss or Liability for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice.

(b) An Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice that is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within 20 days of the receipt of such notice from the Indemnified Party. In the event of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. If the Indemnifying Party elects to undertake any such defense at its own expense, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. Similarly, if the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(c) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 4.05(b), such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party; provided, that the Indemnifying Party may at any time thereafter assume the defense of such Third-Party Claim upon notice to the Indemnified Party (but the cost and expense incurred by the Indemnified Party in defending such Third-Party Claim until such date as the Indemnifying Party shall assume the defense of such Third-Party Claim shall be paid by the Indemnifying Party).

(d) The Indemnified Party may not settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(e) The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 4.05(b) or Section 4.05(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article IV shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld) unless such settlement (A) completely and unconditionally releases the Indemnified Party in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnified Party of any wrongdoing or violation of Law.

(f) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article IV.

Section 4.06 U.K. Newspaper Matters. (a) In addition to the obligations of Section 4.03, and subject to Section 4.06(g)(ii)(b) and the last sentence of Section 4.06(c)(v), after the Distribution Date Remainco shall, without duplication, defend, release, discharge, hold harmless and indemnify (by means of a contribution to) (i) NCH from and against any and all Losses or Liabilities arising out of or resulting from any payments made after the Distribution Date by NCH or any of its Subsidiaries to any payee located in the U.K. in connection with the civil U.K. Newspaper Matters or the criminal U.K. Newspaper matters to the extent provided for in Section 4.06(d) (all such amounts being the “NCH Amounts”); and (ii) New News Corporation (or any of its designated Subsidiaries) from and against any and all Losses or Liabilities of the New News Corporation Group arising out of or resulting from any payments made after the Distribution Date by any member of the New News Corporation Group to any payee not located in the U.K. in connection with the civil U.K. Newspaper Matters or the criminal U.K. Newspaper Matters to the extent provided for in Section 4.06(d) (all such amounts being the “New News Corporation Amounts”), in each case regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) to the fullest extent permitted by applicable Law.

(b) If New News Corporation shall receive notice or otherwise learn of the assertion by any Person (including any Governmental Authority) of any Action, or of the commencement or threat by any such Person of any Action, which may constitute, in whole or in part, a U.K. Newspaper Matter indemnifiable under Section 4.06(a) (to the extent any such Action constitutes such a U.K. Newspaper Matter, a “U.K. Newspaper Matters Claim”), New News Corporation shall give Remainco written notice as promptly as reasonably practicable, but in no event later than 5 days after receiving notice or otherwise learning of such U.K. Newspaper Matters Claim. Any such notice shall describe the U.K. Newspaper Matters Claim in reasonable detail, including, if known, all parties involved, any allegations relating to such Action, the basis upon which it is alleged indemnification for such Action is available under Section 4.06(a) and the amount of any Loss for which indemnification may be available. For the purposes of this Section 4.06(b), New News Corporation shall be deemed to have provided written notice to Remainco of any U.K. Newspaper Matters Claim in existence as of the date of this Agreement. Without limiting the immediately preceding sentence, for the purposes of this Section 4.06, notice shall be deemed to have been provided upon, but only upon, receipt of written notice by the Remainco Notice Parties or New News Corporation Notice Parties, as applicable, as listed on Schedule 4.06(b).

(c) Civil U.K. Newspaper Matters Claims.

(i) Remainco shall be entitled (but shall not be required) to assume and control the defense of any civil U.K. Newspaper Matters Claims through counsel of its choice if it gives notice of its intention to do so to New News Corporation within 20 days of the receipt of notice from New News Corporation of a civil U.K. Newspaper Matters Claim. If Remainco elects to undertake any such defense, New News Corporation shall cooperate with Remainco in such defense to the maximum extent permitted by applicable Law and make available to Remainco, at Remainco’s expense, all directors, officers, employees, agents and other witnesses (including for the purposes of, among other things, fact finding, consultation, and interviews and to provide testimony through declarations, witness statements, affidavits, depositions, or at any hearing during proceedings, trial and/or post trial ancillary proceedings and to work with Remainco and its counsel in preparation for such events consistent with deadlines imposed on such matters), pertinent records, materials and information in New News Corporation’s possession or under New News Corporation’s control relating thereto. The legal fees, expenses of counsel and court costs of Remainco’s defense in accordance with this Section 4.06(c) shall be paid by New News Corporation (or any of its designated Subsidiaries) or NCH, as applicable, and Remainco shall indemnify (by means of a contribution to) New News Corporation (or any of its designated Subsidiaries) or NCH, as applicable, for such amounts paid. Notwithstanding anything to the contrary in this Section 4.06(c), in any instance that Remainco has assumed the control of defense of any civil U.K. Newspaper Matters Claim in accordance with this Section 4.06(c), Remainco shall not be required to fund any separate New News Corporation counsel with regard to such matters, except, if applicable, with respect to any period prior to such assumption or following the termination of such assumption.

(ii) If Remainco elects by notice to New News Corporation, in its sole and absolute discretion, not to assume and control the defense of any civil U.K. Newspaper Matters Claim, or fails to notify New News Corporation of its election to assume and control such defense as provided in Section 4.06(b), New News Corporation shall assume the defense of the applicable civil U.K. Newspaper Matters Claim and Remainco shall indemnify (by means of contribution) New News Corporation (or any of its designated Subsidiaries) or NCH, as applicable, for the costs and expenses paid by such entity for such defense; provided, that Remainco may at any time thereafter assume the defense of such civil U.K. Newspaper Matters Claim, at its cost and through counsel of its choice, upon notice to New News Corporation (but Remainco shall indemnify (by means of contribution) New News Corporation (or its designated Subsidiaries) or NCH, as applicable, for the cost and expense of defending such civil U.K. Newspaper Matters Claim incurred under Section 4.06(c) until such date as Remainco shall assume the defense of such civil U.K. Newspaper Matters Claim). In connection with any civil U.K. Newspaper Matter Claim in which Remainco does not control the defense, New News Corporation shall make available to Remainco, at Remainco’s expense, all witnesses, pertinent records, materials and information in New News Corporation’s possession, custody or control relating thereto (subject only to applicable Law and to the extent that Remainco’s participation does not affect any privilege in a material and adverse manner), and shall provide Remainco with the Remainco Consultation Rights (as defined below) and New News Corporation shall incorporate all timely comments of Remainco in connection with the Remainco Consultation Rights to the extent reasonably practicable. If New News Corporation has assumed the defense against any civil U.K. Newspaper Matters Claim, Remainco shall cooperate with New News Corporation in such defense and make available to New News Corporation, at Remainco’s expense, all witnesses, pertinent records, materials and information in Remainco’s possession or under Remainco’s control relating thereto as are reasonably required by New News Corporation for conducting such a defense (subject only to applicable Law and to the extent that Remainco’s participation does not affect any privilege in a material and adverse manner).

(iii) Notwithstanding anything to the contrary in this Agreement, no member of the New News Corporation Group shall settle, compromise, or pay any financial penalties or amounts related to any civil U.K. Newspaper Matters Claim without the consent of Remainco (such consent to be determined in Remainco’s sole and absolute discretion).

(iv) To the extent that the indemnification obligations of Remainco shall have been deemed to have ceased in accordance with Sections 4.06(g)(ii)(2) or the last sentence of 4.06(c)(v), Remainco shall no longer have the right under Section 4.06(c)(i) to assume and control the defense of any civil U.K. Newspaper Matters that are Separated Liabilities and New News Corporation shall, from and after such cessation, grant Remainco, at Remainco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by New News Corporation to any third party involved in a civil U.K. Newspaper Matters Claim (including any Governmental Authority), to the extent that Remainco’s participation does not affect any privilege in a material and adverse manner; provided that to the extent that any such action requires the submission by New News Corporation of any content relating to any current or former officer or director of Remainco (including any shared officers or directors of both Remainco and New News Corporation, such content will only be submitted in a form approved by Remainco in its reasonable discretion (the “Remainco Consultation Rights”).

(v) Remainco shall have the right to cause any member of the New News Corporation Group to (i) compromise or settle a civil U.K. Newspaper Matters Claim the defense of which it has assumed pursuant to Section 4.06(c) and (ii) directly fund any such settlement, subject to Remainco’s obligation to indemnify New News Corporation or NCH, as applicable, for any amounts paid in accordance with Section 4.06(a). Any settlement or compromise made or caused to be made of any assumed U.K. Newspaper Matters Claim in accordance with this Article IV shall be binding on the members of the New News Corporation Group in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, Remainco shall not cause the settlement of any such U.K. Newspaper Matters Claim without the written consent of the applicable member of the New News Corporation Group (such consent not to be unreasonably withheld or delayed). In the event that the applicable member of the New News Corporation Group does not consent to a settlement, Remainco shall have no further obligations under this Section 4.06 with respect to that U.K. Newspaper Matter Claim and any civil U.K. Newspaper Matters under such U.K. Newspaper Matters Claim shall constitute “Separated Liabilities” thereafter.

(d) Criminal U.K. Newspaper Matters Claims. With regard to any criminal U.K. Newspaper Matters, Remainco shall indemnify (by means of a contribution to) New News Corporation (or any of its designated Subsidiaries) or NCH, as applicable, for all legal fees and expenses of counsel and court costs paid by it to the extent related to or arising from such criminal U.K. Newspaper Matters; provided that such costs shall not include any fines or other financial penalties or amounts associated with any settlement, judgment or similar result associated with the criminal U.K. Newspaper Matters.

(e) In all matters with respect to all the provisions of this Section 4.06, Remainco and New News Corporation, on behalf of each member of the New News Corporation Group, agree that any correspondence, communications, documents, materials or other information of whatever kind exchanged between themselves shall remain confidential and shall, to the maximum extent under applicable Law, be protected from disclosure to any third party by the common interest and joint-defense privileges, and, where applicable, the attorney-client privilege, lawyers secrecy, banking secrecy, the attorney work product doctrine, the self-evaluative privilege doctrine, legal advice privilege, litigation privilege, or any other privilege or immunity that is recognized or may apply in any relevant jurisdiction or under any applicable Law.

(f) Notwithstanding anything to the contrary herein, with regard to any record, materials or other information known after reasonable investigation by New News Corporation or Remainco to be relevant to any U.K. Newspaper Matters, no such information may be discarded or destroyed without the written approval of the other Party.

(g) All Disputes (as defined in Section 9.08) where Remainco alleges, maintains or claims that any member of the New News Corporation Group has breached any of its substantive obligations arising out of or related to Sections 4.06(b), (c), (e) and (f) (but only with regard to civil U.K. Newspaper Matters Claims), (“U.K. Newspaper Matters Indemnification Dispute”) shall be subject to the dispute resolution procedure set forth in Section 9.08, except as modified herein.

(i) From the date of delivery of Remainco’s Request for Arbitration (as defined in the ICC Rules and in accordance with Section 9.08) with regard to any U.K. Newspaper Matters Indemnification Dispute, the obligations of Remainco to indemnify New News Corporation (or any of its designated Subsidiaries) or NCH, as applicable, for the U.K. Newspaper Matters that are the subject of such Dispute in accordance with Section 4.06(a) shall be suspended until the Arbitral Tribunal (as defined in Section 9.08) has issued a final award disposing of all U.K. Newspaper Matters Indemnification Disputes before the Arbitral Tribunal (“U.K. Newspaper Matters Indemnification Final Award”). The Arbitral Tribunal shall endeavor, to the greatest extent practicable (taking into account the timing and status of any then-current proceedings), to finally resolve all U.K. Newspaper Matters Indemnification Disputes, and all matters arising out of the U.K. Newspaper Matters Indemnification Disputes, in a single award; provided that the Arbitral Tribunal may, in its discretion, adjudicate all such matters while deferring for a subsequent adjudication the question of the allocation of fees and costs (as provided for in Section 9.08) to be determined in a further award.

(ii) In any U.K. Newspaper Matters Indemnification Final Award, the Arbitral Tribunal shall expressly indicate whether Remainco or New News Corporation is the prevailing party in connection with each U.K. Newspaper Matters Indemnification Dispute.

(1) If, in the U.K. Newspaper Matters Indemnification Final Award, the Arbitral Tribunal determines that New News Corporation is the prevailing party in connection with all of the U.K. Newspaper Matters Indemnification Disputes, then any and all obligations of Remainco to indemnify New News Corporation (or any of its designated Subsidiaries) or NCH, as applicable, in accordance with Section 4.06(a) for the U.K. Newspaper Matters referenced in the U.K. Newspaper Matters Indemnification Final Award shall be reinstated, subject to the rendering of any future Remainco Dispute Judgment (as defined below) or as set forth in and the last sentence of Section 4.06(c)(v).

(2) If, in the U.K. Newspaper Matters Indemnification Final Award, the Arbitral Tribunal determines that Remainco is the prevailing party in connection with any U.K. Newspaper Matters Indemnification Disputes (a “Remainco Dispute Judgment”), then, from and after the date of the initiation of such Dispute, any and all obligations of Remainco to indemnify New News Corporation (or any of its designated Subsidiaries) or NCH, as applicable, for any and all civil U.K. Newspaper Matters in accordance with Section 4.06(a) shall be deemed to have ceased and to be of no further force or effect and any and all past (to the extent not already finally determined by a court or other Governmental Authority of competent jurisdiction or settled in a binding manner in accordance with Section 4.06 (to the extent applicable)), present, pending and future civil U.K. Newspaper Matters shall be deemed to constitute “Separated Liabilities” in accordance with the terms of this Agreement, except to the extent that Remainco, in its sole and absolute discretion, determines with respect to any particular Remainco Dispute Judgment that its obligation to indemnify New News Corporation (or any of its designated Subsidiaries) or NCH, as applicable, shall cease only with regard to the civil U.K. Newspaper Matters that are subject to such Remainco Dispute Judgment and that only such civil U.K. Newspaper Matters shall constitute “Separated Liabilities” by virtue of such Remainco Dispute Judgment.

(h) Notwithstanding anything to the contrary in this Agreement, the indemnity contributions by Remainco with regard to the NCH Amount and the New News Corporation Amount as required by this Section 4.06 shall be made by quarterly payments of the then-accrued NCH Amount or New News Corporation Amount, as applicable, as demonstrated by New News Corporation’s or NCH’s, as applicable, delivery to Remainco of evidence of payment regarding such amounts.

(i) Other than with regard to the right to indemnification for Separated Liabilities under Section 4.02, Remainco shall not have any right to indemnification from any member of the New News Corporation Group for any U.K. Newspaper Matters.

Section 4.07 Direct Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 4.05 or any U.K. Newspaper Matter, which shall be governed by Section 4.06), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. If such Indemnifying Party does not respond in writing within such 30-day period, such Indemnifying Party shall be deemed to have agreed to accept responsibility to indemnify the Indemnified Party pursuant to the provisions of this Agreement. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue any and all remedies as may be available to such Party as contemplated by this Agreement.

Section 4.08 Survival of Indemnities. The rights and obligations of each of Remainco and New News Corporation and their respective Indemnified Parties under this Article IV shall survive the sale or other transfer by any Party of any of its Assets or Businesses or the assignment by it of any Liabilities.

Section 4.09 Remedies Cumulative. The remedies provided in this Article IV or elsewhere in this Agreement shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, that the procedures set forth in this Article IV shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 4.10 Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any specific, express indemnification obligation or contribution obligation relating to any Remainco Liability, Remainco Asset, Separated Liability or Separated Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, or relating to any other specific matter, the indemnification obligations contained herein shall not apply to such Remainco Liability, Remainco Asset, Separated Liability or Separated Asset, or such other specific matter, and instead the indemnification and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such Remainco Asset, Remainco Liability, Separated Asset or Separated Liability or any such other specific matter. For the avoidance of doubt, nothing in any Ancillary Agreement shall affect the treatment of any indemnification for any U.K. Newspaper Matter, which shall be governed solely in accordance with the terms of Section 4.06 herein.

Section 4.11 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 4.11(c), (ii) as may otherwise be provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Remainco Indemnified Party is entitled to indemnification pursuant to this Article IV, effective as of the Distribution, Remainco does hereby, for itself and each other member of the Remainco Group and their respective successors and assigns, and, to the extent Remainco legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of Remainco or any other member of the Remainco Group (in each case, in their respective capacities as such), remise, release and forever discharge New News Corporation and each member of the New News Corporation Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any Contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. Remainco shall not make, and shall not permit any other member of the Remainco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any member of the New News Corporation Group with respect to any Liabilities released pursuant to this Section 4.11(a).

(b) Except (i) as provided in Section 4.11(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any New News Corporation Indemnified Party is entitled to indemnification pursuant to this Article IV, New News Corporation does hereby, for itself and each other member of the New News Corporation Group and their respective successors and assigns, and, to the extent New News Corporation legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of New News Corporation or any other member of the New News Corporation Group (in each case, in their respective capacities as such), remise, release and forever discharge Remainco and each member of the Remainco Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any Contract or agreement, by operation of law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. New News Corporation shall not, and shall not permit any other member of the New News Corporation Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim for indemnification, against any member of the Remainco Group with respect to any Liabilities released pursuant to this Section 4.11(b)

(c) Nothing contained in Sections 4.11(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any arrangement that is not to terminate as of the Distribution, as specified in Section 2.02(d). Nothing contained in Sections 4.11(a) or (b) shall release any Party from:

(i) any Liability provided in or resulting from any agreement among any member of the Remainco Group and any member of the New News Corporation Group that is not to terminate as of the Distribution, as specified in Section 2.02(d), or any other Liability that is not to terminate as of the Distribution, as specified in Section 2.02(d);

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement; or

(iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.11; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 4.11 but for the provisions of this clause (iii).

(d) At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other Party reflecting the provisions of this Section 4.11.

Section 4.12 Indemnification Payments. (a) Subject to Section 4.06(h), indemnification required by this Article IV shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an indemnifiable Loss is incurred.

(b) If the Indemnifying Party or the applicable payor under Section 4.06 fails to make an indemnification payment required by this Article IV within 30 days after receipt of a bill therefore or notice that an indemnifiable Loss has been incurred, such Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the indemnified Loss to but not including the date of payment, at the Applicable Rate.

(c) The amount of any indemnification payment required under this Agreement in respect of any claim by an Indemnified Party shall be made on an After-Tax Basis (as defined in the Tax Sharing and Indemnification Agreement).

(d) Except for the items set forth in Section 4.06, for all Tax purposes and to the extent permitted by applicable Law, the Parties hereto shall treat any payment made pursuant to this Article IV as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution.

ARTICLE V

CERTAIN ADDITIONAL COVENANTS

Section 5.01 Further Assurances. (a) Each of the Parties shall use its commercially reasonable efforts, on and after the Distribution, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Distribution, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to cause, or to cause a member of their respective Group to cause, to be executed and delivered, all instruments, including instruments of assignment, assumption and transfer, and to make all filings with, and to obtain all Consents under, any permit, license, agreement, indenture or other instrument, and to take all such other actions as either Party may request to be taken by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer of any Separated Asset from any member of the Remainco Group to any member of the New News Corporation Group and the assumption of any Separated Liability by any member of the New

News Corporation Group and (ii) the transfer of any Remainco Asset from any member of the New News Corporation Group to any member of the Remainco Group and the assumption of any Remainco Liability by any member of the Remainco Group, and the other transactions contemplated hereby and thereby; provided that, except to the extent otherwise expressly provided herein, neither Party shall be obligated to make any payment, incur any obligation or grant any concession, other than the payment of ordinary and customary fees to Governmental Authorities.

(c) Remainco and New News Corporation, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each properly ratify any actions that are reasonably necessary or desirable to be taken by Remainco and New News Corporation, or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement and any Ancillary Agreements.

(d) Each of the Parties shall, and shall cause each of the members of their respective Groups to, at the request of the other, use its commercially reasonable efforts to obtain, or cause to be obtained, any Governmental Approval, Consent, substitution or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Separated Liabilities or Remainco Liabilities, as the case may be, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of either the New News Corporation Group or the Remainco Group, as the case may be, so that, in any such case, the New News Corporation Group will be solely responsible for all Separated Liabilities and the Remainco Group will be solely responsible for all Remainco Liabilities.

(e) If at any time and from time to time (whether prior to, at or after the Distribution), any member of the Remainco Group shall receive or otherwise possess or control any Separated Asset, Remainco shall or shall cause such member of the Remainco Group to promptly transfer such Separated Asset to New News Corporation or its Affiliate or designee.

(f) If at any time and from time to time (whether prior to, at or after the Distribution), any member of the New News Corporation Group shall receive or otherwise possess or control any Remainco Asset, New News Corporation shall or shall cause such member of the New News Corporation Group to promptly transfer such Remainco Asset to Remainco or its Affiliate or designee.

Section 5.02 Certain Business Matters. (a) Following the Distribution and except as set forth in this Agreement or any Ancillary Agreement, no member of either the Remainco Group or the New News Corporation Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) conducting its business with any potential or actual supplier or customer of any member of the other Group or (iii) engaging in any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other Group.

(b) Each of Remainco and New News Corporation is aware that from time to time certain business opportunities may arise that more than one Group may be financially able to undertake, and that are, from their nature, in the line of more than one Group’s Business and are of practical advantage to more than one Group. In connection therewith, the Parties agree that, following the Distribution, if either Remainco or New News Corporation acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, neither Remainco nor New News Corporation shall have any duty to communicate or offer such opportunity to the other and each may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

Section 5.03 Settlement of Certain Insurance Claims. (a) If, and to the extent, determined by Remainco, in its sole discretion, until the Distribution, each member of either Group shall (i) cause itself and its employees, officers and directors to continue to be covered as insured parties under existing policies of insurance and (ii) permit the members of the other Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred at or prior to the Distribution to the extent permitted under such policies. Except as is necessary for Remainco, in its reasonable judgment, to comply with its obligations under Section 5.03(c), from and after the Distribution, (x) no member of either Group will have responsibility to obtain coverage for any member of the other Group, (y) each member of either Group shall have the right to remove any member of the other Group and its current, former and future employees, officers and directors as insured parties under any policy of insurance issued by any insurance carrier effective immediately following the Distribution and (z) following the Distribution, neither Party will be entitled to make any claims for insurance coverage under the other insurance policies of the members of the other Group to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution. No member of either Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.

(b) The Parties acknowledge and agree that following the Distribution, each member of each Group, and their respective current, former and future directors, officers and employees, may make claims arising out of occurrences or events that occurred prior to the Distribution against insurance policies of the other Party, in accordance with the terms and subject to the conditions of such policies, and the Party bringing such claim shall control the claims process with respect to such claim to the maximum extent allowable under the applicable policies; provided that with regard to any Related Claims, Remainco shall have the right to control the claims process. Neither Party shall be responsible to negotiate, investigate, defend, settle or otherwise handle such claims on behalf of the other Party. In connection with any such claim made by a Party under the other Party’s insurance policy after the Distribution, such other Party shall instruct the applicable insurance carrier to negotiate with and accept proof of Loss directly from the Party asserting the claim, and to pay such claim directly to the Party asserting the claim. With regard to Unrelated Claims, the Party bringing any such claim shall bear the cost of any deductible, out-of-pocket costs or Losses not covered under the applicable policy with regard to such claims. With regard to Related Claims, the Parties shall bear their pro rata portion, as determined by Remainco, in its sole and reasonable discretion, of any deductibles, out-of pocket costs (including the costs related to the defense or settlement of such Related Claims) or Losses not covered under the applicable policy with regard to such claims, based on the relationship such costs or Losses incurred by each such Party bear to the total costs and/or Loss to both such Parties from the occurrence or event underlying the Related Claims. Remainco and New News Corporation each agree to provide necessary reasonable releases to resolve claim settlements. Each Party agrees to cooperate with the other Party as reasonably requested by the other Party in order to pursue such claim. Where indemnification is not available under Article IV, each member of each Group shall be responsible for pursuing and administering its own insurance claims and any other member of either Group shall provide such reasonable cooperation as is appropriate with respect to notice of those claims and otherwise, and, with respect to those claims, in the event any member of either Group elects to pursue insurance coverage through litigation or other action against an insurer, that member will be responsible for its own costs and fees in connection therewith.

(c) After the Distribution, under the directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by the members of the Remainco Group, the members of the Remainco Group shall not take any action that would eliminate or substantially reduce the coverage of the individuals who acted as directors or officers of any member of Remainco Group or as the fiduciaries of the employee benefit plans of any member of the Remainco Group, in each case, at or prior to the Distribution under any D&O Policies maintained by the members of the Remainco Group. The members of the Remainco Group shall reasonably cooperate with the individuals who acted as directors and officers of any member of the Remainco Group or as the fiduciaries of the employee benefit plans of any member of the Remainco Group, in each case, at or prior to the Distribution in their pursuit of any coverage claims under such D&O Policies that could inure to the benefit of such individuals. The members of the Remainco Group shall allow the members of the New News Corporation Group and their agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies and shall provide such cooperation as is reasonably requested by the members of the New News Corporation Group, their directors and their officers.

(d) To the extent that the proceeds from any Remainco or New News Corporation insurance policy, as the case may be, are insufficient to cover any reimbursements for any Unrelated Claims, whether in part or as a whole, filed by Remainco and/or New News Corporation (or any member of their respective Groups), the insurance proceeds available under such policies shall be paid on a “first come, first served” basis, with such determination being made based on the date that either Remainco or New News Corporation (or any member of their respective Groups) submitted such Unrelated Claim under the applicable policy.

(e) If Remainco and New News Corporation file Related Claims under any Remainco or New News Corporation insurance policy, as the case may be, arising out of occurrences or events that occurred prior to the Distribution, each of New News Corporation and Remainco shall receive a pro rata amount of the available (as determined in the sole discretion of Remainco) insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

Section 5.04 Intellectual Property Matters. Without limiting the obligations under Section 5.01 and subject to the terms of any Ancillary Agreement, from and after the Distribution Date, the Parties hereto agree, upon the other Party’s reasonable request and at the requesting Party’s cost, to (and to cause any relevant member of its Group to) execute and deliver any documents or instruments (including instruments of conveyance, assignment and transfer) and perform any actions (including, without limitation, making filings with Internet domain registries, the U.S. Patent and Trademark Office, the U.S. Copyright Office and similar foreign and successor offices or registries) reasonably necessary or desirable to evidence, confirm, effect, perfect and/or record each Party’s (and the relevant members of its Group’s) right, title or interest in any Assets that consist of Intellectual Property that are allocated to such Party (or such member of its Group) pursuant to this Agreement or any Ancillary Agreement.

Section 5.05 Marks.

(a) Coincident with the Distribution, Remainco will change its name, and as soon as is reasonably practicable following the Distribution shall cause other members of the Remainco Group to change their names (to the extent applicable), to remove any reference to the New News Corporation Marks or any use of the term NEWS as the primary identifier of such name (e.g., News America Incorporated would be required to change its name, but Fox News, LLC would not).

(b) Effective as of the Distribution, New News Corporation (on behalf of itself and the other members of the New News Corporation Group) hereby grants to Remainco Group, for a period of twelve (12) months after the Distribution (the “Trademark Transition Period”), a non-exclusive, worldwide, and royalty-free license to use the New News Corporation Marks in a manner generally consistent with the use of such Trademark prior to the Distribution, to facilitate the transition by the Remainco Group to new names and marks. Subject to the following paragraph, during the Transition Period, the Remainco Group shall phase-out use of the New News Corporation Marks as soon as reasonably practicable.

(c) Notwithstanding anything to the contrary in this Agreement or under applicable Law, upon the expiration of the Trademark Transition Period, New News Corporation (on behalf of itself and the other members of the New News Corporation Group) acknowledges and agrees that Remainco Group shall not be required to remove, modify or take any other action regarding any use of the New News Corporation Marks made prior to or during the Trademark Transition Period to the extent such use is on products and other materials already in commerce or already created for use in commerce, including making reproductions of such products and other materials following the Trademark Transition Period to the extent such reproductions are used in substantially the same manner as used prior to the Distribution (for example, and without limitation, creation and sale of DVDs with existing packaging bearing a New News Corporation Mark, reproduction of film prints that include a New News Corporation Mark in opening or closing credits, etc.). Effective as of the Distribution, New News Corporation (on behalf of itself and the other members of the New News Corporation Group) hereby grants to Remainco Group a non-exclusive, worldwide, and royalty-free license to make the foregoing uses of the New News Corporation Marks; provided that Remainco Group shall use commercially reasonable efforts to phase-out such use of the New News Corporation Marks as such materials are otherwise modified in any significant respect in the ordinary course of business (for example, and without limitation, when packaging for a DVD is modified to change the cover graphic, the New News Corporation Marks shall be removed from such modified packaging).

(d) All goodwill associated with the New News Corporation Marks generated by the Remainco Group’s use of the New News Corporation Marks pursuant to the licenses granted in this Section 5.5 shall inure to the benefit of the New News Corporation Group. The Remainco

Group shall use the New News Corporation Marks pursuant to the licenses granted in this Section 5.5 at a level of quality equivalent in all material respects to that in effect for the New News Corporation Marks as of the Distribution. For purposes of clarity, nothing in this Section 5.5 shall preclude any uses of the New News Corporation Marks by Remainco Group, during or after the Trademark Transition Period, that are required (or could otherwise be made by a third party) under applicable Law, including uses of the New News Corporation Marks not in commerce, uses that would not cause confusion as to the origin of a good or service, and references to the New News Corporation Marks in historical, tax, and regulatory filings and similar records.

(e) Without limiting any obligations in this Agreement and subject to the terms of any Ancillary Agreement, from and after the Distribution Date, the Parties hereto agree, upon the other Party’s reasonable request and at the requesting Party’s cost, to (and to cause any relevant member of its Group, including, for the avoidance of doubt, News Australia Pty. Ltd., to) execute and deliver a short form license agreement reflecting the licenses granted hereunder and perform any actions (including, without limitation, making filings with the U.S. Patent and Trademark Office, the U.S. Copyright Office and similar foreign and successor offices or registries) reasonably necessary or desirable to evidence, confirm, effect, perfect and/or record such licenses or the use of the New News Corporation Marks in commerce.

Section 5.06 Misdirected Customer Payments.

(a) In the event that after the Distribution Date, any member of the Remainco Group receives a Misdirected New News Corporation Payment or any member of the New News Corporation Group receives a Misdirected Remainco Payment, the receiving Party shall remit such payment to the appropriate member of the Remainco Group or the New News Corporation Group, as applicable, as soon as reasonably practicable.

(b) Following the Distribution Date, Remainco will promptly upon receipt thereof forward to New News Corporation any invoice received by any member of the Remainco Group and addressed to any member of the New News Corporation Group, and New News Corporation will promptly upon receipt thereof forward to Remainco any invoice received by any member of the New News Corporation Group and addressed to any member of the Remainco Group (any invoice described in this sentence, a “Misdirected Invoice”). For the avoidance of doubt, obligations under, and Liabilities associated with, any Misdirected Invoice shall be deemed for the purposes of this Agreement (including with respect to any indemnification obligations under Article IV) to be Liabilities of the addressee of such Misdirected Invoice.

Section 5.07 Consents for Business. After the Distribution, each Party shall cause the appropriate members of its respective Group to prepare and file with the appropriate Governmental Authorities applications for the transfer or issuance, as each of the Parties determines is necessary or advisable, to its Group of all material Consents required for the members of its Group to operate its Business. The members of the New News Corporation Group and the members of the Remainco Group shall cooperate and use all commercially reasonable efforts to secure the transfer or issuance of such Consents.

Section 5.08 Additional Consents. In addition to the actions described in Section 5.07, the members of the Remainco Group and the members of the New News Corporation Group shall cooperate to make all other filings and to give notice to and obtain any Consent required or advisable to consummate the transactions that are contemplated to occur from and after the Distribution by this Agreement and the Ancillary Agreements.

Section 5.09 Conduct of Business Following the Separation. After the Distribution:

(a) The Remainco Group and New News Corporation Group shall each be permitted to acquire any Media Company Interest, provided, however, that if at the time that any acquisition occurs, such acquisition would cause the other Party (or any members of the Remainco Group or New News Corporation Group, as applicable) to be (or potentially to be) in violation of the FCC Broadcast Ownership Rules, or would limit in any manner under such Rules the ability of the other Party (or any members of the Remainco Group or New News Corporation Group, as applicable) to hold its then-existing Media Company Interests, such acquisition shall be deemed a “FCC Ownership Interest.” In the event that either Party (or any members of the Remainco Group or New News Corporation Group, as applicable) acquires a FCC Ownership Interest, then upon notification from the other Party exercising its reasonable, good faith judgment that the FCC Ownership Interest does or is reasonably likely to impede its business, the Party that acquired such FCC Ownership Interest shall (or as necessary shall direct the members of the Remainco Group or New News Corporation Group, as applicable) take any and all steps necessary, including without limitation promptly divesting the FCC Ownership Interest or the business or asset giving rise to such FCC Ownership Interest, so that the ability of the other Party to operate in a manner consistent with the FCC Broadcast Ownership Rules, or to continue to hold its Media Company Interests, is not impaired in any respect.

(b) New News Corporation Group shall not acquire an interest in a Multichannel Video Programming Distributor to the extent that such acquisition would subject the Remainco Group or any of its subsidiaries to the FCC Program Access Rules (an “FCC MVPD Interest”); provided, however, that New News Corporation Group may acquire an FCC MVPD Interest if at the time of the acquisition of such FCC MVPD Interest the Remainco Group is for independent reasons already subject either to the FCC Program Access Rules or to a government regulation, order, determination, consent agreement or decree that imposes effectively the same limitations on the Remainco Group as the FCC Program Access Rules.

(c) The Remainco Group and New News Corporation Group shall each provide the other with any Information in accordance with Section 6.01(a) that any member of the other Party is required to include in submissions made to the FCC. Without limiting the generality of the foregoing, the parties agree that any communication with the FCC in connection with a FCC Ownership Interest or FCC MVPD Interest acquired by either of them, or sought to be acquired, shall be made by, and under the direction of, Remainco in its sole and absolute discretion, provided that Remainco shall consult with New News Corporation about such communications in advance and in good faith incorporate into such communications the reasonable views expressed by New News Corporation.

(d) The provisions of paragraphs (a), (b) and (c) of this Section 5.09 and the parties’ rights and obligations thereunder shall terminate and no longer be in effect from and after such time as no person or entity is deemed to have an interest in both Remainco and New News Corporation that is attributable for purposes of the FCC Broadcast Ownership Rules (in the case of paragraphs (a) and (c)) or the FCC Program Access Rules (in the case of paragraphs (b) and (c)). Notwithstanding any termination pursuant this paragraph (d), the parties hereto shall remain liable for any breaches of this Section 5.09 occurring prior to such time.

ARTICLE VI

ACCESS TO INFORMATION

Section 6.01 Agreement for Exchange of Information. (a) Each of Remainco and New News Corporation, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Party and its auditors, at any time before, on or after the Distribution, as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Group (including access to such Group’s accountants, personnel and facilities) that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party (including pursuant to Section 6.01(d)), (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement, (iv) for employee benefits, regulatory or Tax matters, or (v) for any other reasonable purposes; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall use reasonable efforts to provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 6.01(a) in a manner that mitigates any such harm or consequence and prevents waiver of any privilege to the extent practicable. Remainco and New News Corporation intend that any transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege.

(b) Following the Distribution, each Party shall make its employees and facilities reasonably available and accessible to provide an examination of any Information provided hereunder.

(c) Until the end of the first full Remainco fiscal year occurring after the Distribution (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution occurs), each Party shall use its commercially reasonable efforts, consistent with past practice, to enable the other Party to meet its timetable for dissemination of its financial statements and enable such other Party’s auditors to timely complete their annual audit and review of quarterly financial statements.

(d) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of the other Party to make the certifications required of them under SOX § 302, within 30 days following the end of any fiscal quarter during which New News Corporation is a Subsidiary of Remainco, each Party shall cause its officers or employees to provide the other Party with the certification statements of such officers and employees with respect to such quarter or portion thereof to those officers and employees of the other Party, in substantially the same form and manner as such officers or employees provided such certification statements prior to the Distribution, or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the Separation, Distribution, Internal Reorganization and any other transactions related thereto.

Section 6.02 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Section 6.01 shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.03 Compensation for Providing Information. The Party requesting any Information referenced in Section 6.01(a) agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, and personnel costs of creating, gathering and copying such Information or for providing explanations of Information provided, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party’s Group. Except as may be specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s reasonable standard methodology and procedures.

Section 6.04 Record Retention. Except as otherwise required or agreed in writing, or as otherwise provided in the Tax Sharing and Indemnification Agreement or any other Ancillary Agreement, with regard to any Information referenced in Section 6.01(a), each Party shall use its commercially reasonable efforts to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to Remainco’s applicable record retention policy as in effect immediately prior to the Distribution, including, without limitation, pursuant to any “Litigation Hold” issued by Remainco or any of its Subsidiaries prior to the Distribution, (ii) any period as may be required by any applicable Law, (iii) any period during which such Information relates to a pending or threatened claim, demand or Action which is known to the members of the Group in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, (iv) any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Authority which is known to the members of the Group in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire and (v) with respect to Information relating to Taxes, one year after the expiration of the applicable statute of limitations (such latest period, the “Retention Period”), at such party’s sole cost and expense; provided that with respect to any pending or threatened claim, demand or Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the New News Corporation Group or the Remainco Group is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened claim, demand or Action. Prior to destroying or disposing of any such Information, (a) the Party proposing to dispose of or destroy any such

Information shall use its commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Party, the Party proposing to dispose of or destroy such Information shall promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 6.04 in a manner that avoids any such harm or consequence. Remainco and New News Corporation intend that any transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege.

Section 6.05 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Agreement. The provisions of Section 6.01 through Section 6.06 shall not apply to matters that are specifically governed by the Tax Sharing and Indemnification Agreement, the Employee Matters Agreement, the Transition Services Agreement or any other Ancillary Agreement.

Section 6.06 Control of Litigation; Production of Witnesses; Records; Cooperation. (a) Subject to Section 4.05, from and after the Distribution, New News Corporation (or an applicable member of the New News Corporation Group) shall be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any Action by New News Corporation, and Remainco (or an applicable member of the Remainco Group) shall be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any Action by Remainco.

(b) Except in the case of an Action by one Party against another Party (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requested party agrees to make the designated person or persons available to the requesting party upon reasonable notice to the same extent such requested party would have made such person available if the Distribution had not occurred. The requesting party agrees to cooperate with the requested party in giving consideration to such persons’ business demands. The requesting Party shall bear all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable legal fees and expenses, in connection therewith.

(c) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the Indemnified Party shall use its commercially reasonable efforts to make available to the Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be. The Indemnifying Party shall bear all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees and expenses, in connection therewith.

(d) Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause each member of its respective Group to cooperate and consult, to the extent reasonably necessary with respect to any Actions and any Related Claims with respect thereto.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, former, current and future directors, officers, employees, other personnel and agents (subject to the exception set forth in the first sentence of Section 6.06(b)).

(f) Nothing in this Section 6.06 shall be deemed to apply to the U.K. Newspaper Matters or any U.K. Newspaper Matters Claim, which shall be governed exclusively by Section 4.06.

Section 6.07 Confidentiality. (a) General. Each Party acknowledges (i) that such Party has in its possession and in connection with this Agreement and the Ancillary Agreements, such Party will receive Information of the other Party that is not available to the general public, and (ii) that such Information may constitute, contain or include material nonpublic Information of the other Party. Subject to Section 6.07(c), as of the Distribution, Remainco, on behalf of itself and each of its Affiliates, and New News Corporation, on behalf of itself and each of its Affiliates, agrees to hold or cause to be held, and to cause its respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution, all Information (including Information received and/or obtained pursuant to Section 6.01) concerning the other Party (or its Business) and such other Party’s Affiliates (or their respective Business) that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Party or the other Party’s Affiliates or their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and the Ancillary Agreements or otherwise, and will not use such

Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information: (i) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement; (ii) was available to such Party or its Affiliates or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party hereto, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or (iii) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party.

(b) No Release, Compliance with Law, Return or Destruction. Following the Distribution, each Party agrees not to release or disclose, or permit to be released or disclosed, any Information described in Sections 6.07(a)(i) and (ii) to any other Person, except its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who need to know such Information pursuant to this Agreement or the Ancillary Agreements or otherwise, and except in compliance with Section 6.07(c). Each Party shall advise its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information of such Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Following the Distribution, each Party shall, and shall cause, its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement or the Ancillary Agreements and (ii) applicable Law (including federal and state securities Laws). Following the Distribution, each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party, except, that the receiving Party is not obligated to return or destroy copies of Information that are required to be maintained by applicable Law or regulation or such Party’s bona fide business management policies as in effect as of the date such request for return or destruction is received.

(c) Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that, following the Distribution, either Party or any of its directors, officers, employees, agents, third-party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Person that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.

Section 6.08 Privileged Information. In furtherance of the rights and obligations of the parties set forth in this Article VI:

(a) Each of New News Corporation (on behalf of itself and the other members of the New News Corporation Group) and Remainco (on behalf of itself and the other members of the Remainco Group) acknowledges that: (i) each member of the New News Corporation Group and the Remainco Group has or may obtain Information that is or may be protected from disclosure pursuant to the attorney–client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges (“Privileged Information”); (ii) actual, threatened or future litigation, investigations, proceedings (including arbitration proceedings), claims or other legal matters have been or may be asserted by or against, or otherwise affect, some or all members of the New News Corporation Group or the Remainco Group (“Litigation Matters”); (iii) members of the New News Corporation Group and the Remainco Group have or may in the future have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the protected status of the Privileged Information; and (iv) each of New News Corporation and Remainco (on behalf of itself and the other members of its Group) intends that the transactions contemplated by this Agreement and the Ancillary Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any applicable privilege or protection afforded Privileged Information.

(b) Each of New News Corporation and Remainco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any Privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other.

(c) In the event that both a member or members of the New News Corporation Group and the Remainco Group are defendants in the same proceeding, the appropriate member or members of each Group will enter into a mutually acceptable joint defense agreement, so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

Section 6.09 Policies and Best Practices. Without representation or warranty, New News Corporation and Remainco shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form contracts).

Section 6.10 Compliance with Laws and Agreements. Nothing in this Article VI shall be deemed to require any Person to provide any Information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.

ARTICLE VII

NO REPRESENTATION OR WARRANTY

Section 7.01 NO REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP, UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, (A) NO MEMBER OF THE REMAINCO GROUP, THE NEW NEWS CORPORATION GROUP OR ANY OTHER PERSON IS, IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT, MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS (OR TITLE THERETO), CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY REMAINCO ASSETS, ANY REMAINCO LIABILITIES, THE REMAINCO BUSINESS, ANY SEPARATED ASSETS, ANY SEPARATED LIABILITIES, THE SEPARATED BUSINESS OR ANY U.K. NEWSPAPER MATTER, (B) EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE ASSETS, BUSINESS AND LIABILITIES TRANSFERRED TO, RETAINED BY OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF REMAINCO, NEW NEWS CORPORATION OR ANY MEMBERS OF THE REMAINCO GROUP OR THE NEW NEWS CORPORATION GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SEPARATION, THE DISTRIBUTION OR THE ENTERING INTO OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCES OF ASSETS SHALL PROVE TO BE INSUFFICIENT OR THAT THE TITLE OF ANY MEMBER OF ANY GROUP TO ANY ASSETS SHALL BE OTHER THAN GOOD AND MARKETABLE AND FREE FROM ENCUMBRANCES. NOTWITHSTANDING ARTICLE IV, NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IF ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT THAT IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN CONNECTION WITH INFORMATION DISPOSED OF OR DESTROYED AFTER USING ITS COMMERCIALLY REASONABLE EFFORTS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 6.04.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement or any Ancillary Agreement may be terminated by Remainco in its sole discretion at any time prior to the consummation of the Distribution and shall automatically terminate upon the public announcement by Remainco that it has determined to abandon or not consummate the Separation or Distribution.

Section 8.02 Effect of Termination. In the event of any termination of this Agreement or any Ancillary Agreement prior to consummation of the Distribution, neither Party (nor any of its directors or officers or member of such Party’s Group) shall have any Liability or further obligation to the other Party.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Complete Agreement; Representations. (a) This Agreement, together with any exhibits and schedules hereto and the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) Remainco represents on behalf of itself and each other member of the Remainco Group and New News Corporation represents on behalf of itself and each other member of the New News Corporation Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated by such agreements; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof (assuming the due execution and delivery thereof by the other Party), and each of the other Ancillary Agreements to which it is or will be a party is or will be duly executed and delivered by it and will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other party or parties to such Ancillary Agreements), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 9.02 Costs and Expenses; Payment. Except as expressly provided in this Agreement or any Ancillary Agreement, Remainco shall bear all direct and indirect costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, from and after the Distribution, each Party shall bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement. Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one party (or any member of such party’s Group) shall be paid within 30 days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation setting forth the basis for the amount payable. Any payment not made within 30 days of the written demand for such payment shall accrue interest at a rate equal to the Prime Rate.

Section 9.03 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 9.04 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to Remainco or any member of the Remainco Group, to:

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Attention: General Counsel

Fax: (212) 852-7896

Phone: (212) 852-7000

If to New News Corporation or any member of the New News Corporation Group, to:

New News Corporation

1211 Avenue of the Americas

New York, NY 10036

Attention: General Counsel

Fax: (212) 462-5596

Phone: (212) 416-3400

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 9.05 Amendment, Modification or Waiver. (a) Prior to the Distribution, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by Remainco in its sole discretion by execution of a written document delivered to New News Corporation. Subsequent to the Distribution, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, only by a written agreement signed by duly authorized signatories of the Parties.

(b) Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof (except as otherwise set forth in Section 3.03), but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 9.06 No Assignment; Binding Effect; No Third-Party Beneficiaries. (a)Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided further that no assignment shall relieve the assigning Party of any of its obligations under this Agreement unless agreed to by the non-assigning Party. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

(b) Except for the provisions of Article IV relating to rights and obligations of Indemnified Parties and Indemnifying Parties, as applicable, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, provided that, notwithstanding anything to the contrary in this Agreement, no natural Person shall be deemed to have any third party beneficiary rights with regard to the U.K. Newspaper Matters.

Section 9.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.08 Dispute Resolution. Any claim, controversy or dispute between or among any of the Parties hereto arising out of or related to this Agreement (other than any dispute to determine the Final Cash Amount, as initiated under a Preliminary Cash Amount Dispute Notice in accordance with Section 2.03), including with respect to the validity, intent, interpretation, performance, enforcement, breach or termination of this Agreement or any of the terms contained in this Agreement (a “Dispute”) shall be submitted to final and binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its Rules of Arbitration then in effect (the “ICC Rules”), except as modified herein or, as applicable, by Section 4.06(g) above:

(a) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the ICC Rules, and the respondent shall nominate one arbitrator in accordance with the ICC Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. On the request of any party to the arbitration, any arbitrator(s) not timely nominated shall be appointed by the ICC Court of Arbitration (the “ICC Court”) in accordance with the ICC Rules.

(b) The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c) For the avoidance of doubt, by submitting their dispute to arbitration under the ICC Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d) Without derogating from paragraph 9.08(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the ICC Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 9.09 below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) either Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction.

(e) The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary or treble damages.

(f) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the ICC Rules, between the parties in the manner it deems fit.

(g) Arbitration under this Section 9.08 shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

(h) The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 9.08 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 9.09 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.10 Interpretation; Conflict With Ancillary Agreements. When a reference is made in this Agreement to a Section, Article, Annex or Exhibit, such reference shall be to a Section, Article, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule, Annex or Exhibit is attached, as applicable. All Schedules, Annexes and Exhibits annexed hereto or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “New News Corporation” shall also be deemed to refer to the applicable member of the New News Corporation Group, references to “NCH” shall also be deemed to refer to the applicable Subsidiaries of NCH and references to a “Party” shall also be deemed to refer to the applicable member of that Party’s Group (as applicable). Except as otherwise expressly provided in this Agreement, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of an Ancillary Agreement, the provisions of the Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Ancillary Agreement. For the avoidance of doubt, the Tax Sharing and Indemnification Agreement shall govern all matters (including any indemnities and payments among the parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise specifically addressed in the Tax Sharing and Indemnification Agreement.

Section 9.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

NEWS CORPORATION

By:	/s/ Janet Nova
Name: Janet Nova
Title: Senior Vice President

NEW NEWSCORP INC

By:	/s/ Michael Bunder
Name: Michael Bunder
Title: Senior Vice President

NEWS CORP HOLDINGS UK & IRELAND (solely for the purposes of Sections 4.06, 9.08 and 9.09)

By:	/s/ Mike Darcey
Name: Mike Darcey
Title: Director

Signature Page to Separation and Distribution Agreement